Exhibit 10.65

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made and entered into as of December 11, 2008 (the “Execution Date”) by and between EXELIXIS, INC., a Delaware corporation having its principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation headquartered at 345 Park Avenue, New York, New York, 10154 (“BMS”). Exelixis and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. BMS is a multinational health care company that has expertise and capability in researching, developing and marketing human pharmaceuticals.

B. Exelixis is a biotechnology company that has technology and expertise relating to the discovery and development of therapeutics that modulate signal transduction pathways involved in oncology and other disease areas.

C. BMS and Exelixis desire to establish a collaboration to apply such Exelixis technology and expertise to the development and commercialization of novel therapeutic and prophylactic products.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.2 “Allowable Expenses” means those expenses that are specifically attributable to a Co-Developed Product in the U.S. and that consist of: [ * ].

1.3 “ANDA” means an Abbreviated New Drug Application submitted to the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.4 “Appealable Matter” means any dispute between the Parties (or their respective designees or Committees representatives) concerning: (a) whether the [ * ] have or may [ * ] have [ * ] the [ * ] of any [ * ]; (b) [ * ] have or may [ * ] have a [ * ] the [ * ] of any [ * ]. For clarity, any dispute regarding whether [ * ] shall be an Appealable Matter.

1.5 “Approved Plan” means, with respect to a Product, any one or more of the Global Development Plans, each Annual Development Plan, the Global Commercialization Strategy, and the U.S. Commercialization Plan, in each case as adopted or approved under the terms of this Agreement.

1.6 “BMS Licensed Know-How” means all Information (other than Patents) Controlled by BMS and its Affiliates, including Information Controlled jointly with Exelixis, as of the Effective Date or during the term of the Agreement that: (a) covers a Collaboration Compound, a composition containing a Collaboration Compound, a formulation containing a Collaboration Compound, or the manufacture or use of a Collaboration Compound; and (b) is [ * ] for Exelixis to exercise the rights licensed to it under the Agreement or to perform its obligations to the Collaboration under the Agreement.

1.7 “BMS Licensed Patents” means all Patents Controlled by BMS and its Affiliates, including Patents Controlled jointly with Exelixis, as of the Effective Date or during the term of this Agreement that: (a) cover a Collaboration Compound, a composition containing a Collaboration Compound, a formulation containing a Collaboration Compound, or the manufacture or use of a Collaboration Compound; and (b) are [ * ] for Exelixis to exercise the rights licensed to it under the Agreement or to perform its obligations to the Collaboration under the Agreement.

1.8 “Change of Control” means any transaction in which a Party: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b)(i) merges, consolidates with, or is acquired by any other Person (other than a wholly-owned subsidiary of such Party); or (ii) effects any other transaction or series of transactions; in each case of clause (i) or (ii), such that the stockholders of such Party immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving Person following the closing of such merger, consolidation, other transaction or series of transactions. As used in this Section 1.8, “Person” means any corporation, firm, partnership or other legal entity.

1.9 “Clinical Costs” means the costs incurred by a Party or for its account, during the term and pursuant to this Agreement, in connection with clinical studies of a Co-Developed Product in the Co-Development Territory, including the following: (a) the preparation for, and conduct of, clinical trials (except for related Manufacturing Costs otherwise included in Development Costs); (b) data collection and analysis, and report writing; (c) clinical laboratory work; and (d) the preparation for, and conduct of, clinical pharmacology studies (including ADME studies, food-effect studies, hepatic interference studies, QT assessments, bioequivalence studies, and drug-drug interaction studies). The Clinical Costs shall exclude costs incurred in connection with [ * ].

1.10 “Co-Developed Product” shall mean an XL184 Product that is not a Royalty-Bearing Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.11 “Co-Development Territory” shall mean [ * ].

1.12 “Collaboration” means the collaborative development and commercialization program between the Parties that is contemplated by this Agreement.

1.13 “Collaboration Compounds” means: (a) XL184; and (b) XL281.

1.14 “Commercial Costs” means the [ * ] costs that are [ * ] the sales, marketing and education relating to a Co-Developed Product in the U.S., including: (a) activities directed to the advertising and marketing of such Product; (b) professional education (to the extent not performed by sales representatives), including launch meetings; (c) costs of advertising, public relations and medical education agencies; (d) peer-to-peer activities, such as continuing medical education, grand rounds, and lunch and dinner meetings; (e) speaker programs, including the training of such speakers; (f) grants to support continuing medical education or research (excluding Clinical Costs); (g) development, publication and dissemination of publications relating to such Product; (h) developing, obtaining and providing training packages of such Product, promotional literature, promotional materials and other selling materials; (i) developing and performing market research; (j) conducting symposia and opinion leader development activities; (k) development reimbursement programs; (l) developing information and data specifically intended for national accounts, managed care organizations and group purchasing organizations; (m) [ * ] incurred in connection with [ * ], to the extent provided therein; (n) direct expenses relating to selling by non-Affiliate Third Parties; (o) costs of transporting, housing and maintaining sales representatives for training; (p) conducting Phase IIIB Clinical Trials and/or Phase IV Clinical Trials; (q) administration, operation and maintenance of the sales force that promotes such Product in the U.S., sales bulletins and other communications, sales meetings, specialty sales forces, consultants, call reporting and other monitoring/tracking costs, district and regional sales management, home office personnel who support the sales force; and (r) costs associated with Medical Education Activities, and other ancillary services to the foregoing (to the extent not otherwise falling within subsections 1.14(a) through (q). Commercial Costs shall include costs of such activities that are undertaken at any time during the term of this Agreement (including prior to the initial Regulatory Approval of such Product in the U.S.).

1.15 “Commercialize” means to promote, market, distribute, sell (and offer for sale or contract to sell) or provide product support for a Product, including by way of example: (a) detailing and other promotional activities in support of a Product; (b) advertising and public relations in support of a Product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions; (c) developing reimbursement programs and information and data specifically intended for national accounts, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations, including pull-through activities; (d) co-promotion activities not included in the above; (e) conducting Medical Education Activities and journal advertising; and (f) [ * ]. For clarity, “Commercializing” and “Commercialization” have a correlative meaning.

1.16 “Committee” means the JEC, JDC, JCC, or JFC, as the case may be.

1.17 “Committee-Governed Product” means: (a) any [ * ]; (b) any [ * ]; and (c) any [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.18 “Compendia Listing” means a listing for an indication in the United States for a Product that is supported by a citation in at least one of the following authoritative drug reference books: (a) the American Society of Health-System Pharmacists’ American Hospital Formulary Service (AHFS), or (b) the U.S. Pharmacopoeia Drug Information, or in another similar authoritative drug reference book that is relied on by Third Party payors in authorizing reimbursement for such Product for such indication.

1.19 “Controlled” means, with respect to any compound, material, Information or intellectual property right, that the Party owns or has a license to such compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.20 “Co-Promotion Product” means a Co-Developed Product for which Exelixis has exercised its option to Co-Promote in the U.S. as set forth in Section 5.4.

1.21 “Core Program” shall mean, with respect to a Product, [ * ] for which any [ * ] or any [ * ] first [ * ] for an indication other than medullary thyroid cancer with respect to such Product.

1.22 “Development” means, with respect to a Product, those activities, including research, pre-clinical development activities, clinical trials, supporting manufacturing activities and related regulatory activities, that are [ * ] to: (a) obtain the approval by the applicable Regulatory Authorities of the Drug Approval Application with respect to such Product in the applicable regulatory jurisdiction, whether alone or for use together, or in combination, with another active agent or pharmaceutical product; (b) maintain such approvals; or (c) obtain or maintain Compendia Listings with respect to such Product. To avoid confusion, Development does not include the conduct of Phase IIIB Clinical Trials or Phase IV Clinical Trials. For clarity, “Co-Develop”, “Develop” and “Developing” have a correlative meaning.

1.23 “Development Costs” means the costs incurred by a Party or for its account, during the term and pursuant to this Agreement, that are specifically identifiable (or reasonably allocable) to the Development of a Co-Developed Product in the Co-Development Territory and that are directed to achieving or maintaining Regulatory Approval of such Co-Developed Product in the Co-Development Territory. The Development Costs shall include amounts that a Party pays to Third Parties involved in the Development of a Co-Developed Product ([ * ]), and all internal costs incurred by a Party in connection with the Development of such Co-Developed Product. Development Costs include the following: (a) preclinical costs such as toxicology and formulation development, test method development, delivery system development, stability testing and statistical analysis; (b) Clinical Costs; (c) expenses related to adverse event reporting; (d) Manufacturing Costs for a Co-Developed Product for use in preclinical and clinical activities including the manufacture, purchase or packaging of comparators or placebo for use in clinical trials (with the manufacturing costs for comparators or placebo to be determined in the same manner as

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Manufacturing Costs are determined for any Product, and with the manufacturing costs for active pharmaceutical ingredients used in combination with a Product to be included at the cost of the Party providing such active pharmaceutical ingredient, without additional mark-up), as well as the direct costs and expenses of disposal of drugs and other supplies used in such Clinical Trials and any associated release testing and QA/QC development costs; (e) [ * ] incurred in connection with [ * ], to the extent provided therein; and (f) development of the Manufacturing process for a Co-Developed Product (including with respect to any excipients or any active pharmaceutical ingredient included in such Co-Developed Products) and related scale-up, manufacturing process validation, manufacturing process improvements, and qualification and validation of Third Party contract manufacturers; (g) regulatory expenses relating to Development activities for the purpose of obtaining Regulatory Approval for an indication for a Co-Developed Product; (h) costs of real property rented specifically for Development activities (to the extent actually used); and (i) other out-of pocket development expenses including, without limitation institutional and advisory review boards, investigator meetings, quality of life studies, epidemiology and outcomes research.

1.24 “Diligent Efforts” means the carrying out of obligations or tasks in a sustained manner consistent with the commercially reasonable efforts a Party devotes to a product or a research, development or marketing project of similar market potential, profit potential or strategic value resulting from its own research efforts. Diligent Efforts requires that the Party: (a) [ * ], (b) [ * ], and (c) [ * ] with respect to such [ * ].

1.25 “Distribution Costs” means, with respect to a Co-Developed Product for any period, [ * ] of such Product during such period to cover the internal costs and out of pocket costs incurred by the Parties and all of their Affiliates in connection with the distribution of such Product to a Third Party in the U.S., including: (i) handling and transportation to fulfill orders (excluding such costs, if any, treated as a deduction in the definition of Net Sales); (ii) customer services, including order entry, billing and adjustments, inquiry and credit and collection; and (iii) direct cost of storage and distribution of the Product.

1.26 “Dollars” or “$” means the legal tender of the United States.

1.27 “Drug Approval Application” or “DAA” means: (a) in the United States, an NDA (or a supplemental NDA for following indications), and (b) in any other country or regulatory jurisdiction, an equivalent application for regulatory approval required before commercial sale or use of a Product (or with respect to a subsequent indication) in such country or regulatory jurisdiction.

1.28 “EMEA” means [ * ] commercial territory, consisting of the following countries and regions: [ * ]. The EMEA also includes: (a) [ * ]; and (b) exports from [ * ] not separately identified in the list. For clarity, the specific list of countries and regions may change to align with any corresponding [ * ].

1.29 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto. The member countries of the European Union as of the Execution Date are Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.30 “Executive Officers” means: (a) in the case of Exelixis, the President and Chief Executive Officer of Exelixis; and (b) in the case of BMS, either: (i) [ * ]; or (ii) the [ * ].

1.31 “Exelixis Clinical Trials” means: (a) On-going Exelixis Trials; and (b) New Exelixis Trials.

1.32 “Exelixis Existing Patents” means all: (a) patents included in Exelixis Licensed Patents that: (i) exist as of the Effective Date, or (ii) that are substitutions, extensions, registrations, confirmations, reissues, re-examinations, supplementary protection certificates, confirmation patents, patents of additions, renewals or any like filings of the patents described in subsection (a)(i) or the patents issuing from the applications described in subsection (b); (b) pending applications included in Exelixis Licensed Patents that: (i) exist as of the Effective Date; or (ii) that are continuations, divisions or continuations-in-part of those patents or applications described in subsection (a) or subsection (b)(i), as well as all patents issuing therefrom; and (c) any international counterparts, and counterparts in any country, to clauses (a) and (b) above.

1.33 “Exelixis Licensed Know-How” means all Information (other than Patents) Controlled by Exelixis and its Affiliates, including Information Controlled jointly with BMS, as of the Effective Date or during the term of this Agreement that: (a) covers a Collaboration Compound, a composition containing a Collaboration Compound, a formulation containing a Collaboration Compound, or the manufacture or use of a Collaboration Compound; and (b) is [ * ] for BMS to exercise the rights licensed to it under the Agreement or to perform its obligations to the Collaboration under the Agreement.

1.34 “Exelixis Licensed Patents” means all Patents Controlled by Exelixis and its Affiliates, including Patents Controlled jointly with BMS, as of the Effective Date or during the term of this Agreement that: (a) cover a Collaboration Compound, a composition containing a Collaboration Compound, a formulation containing a Collaboration Compound, or the manufacture or use of a Collaboration Compound; and (b) are [ * ] for BMS to exercise the rights licensed to it under the Agreement or to perform its obligations to the Collaboration under the Agreement.

1.35 “FDA” means the U.S. Food and Drug Administration, and any successor thereto.

1.36 “FTE” means the equivalent of the work of one (1) employee full time for one (1) year consisting of a total of [ * ] hours per year (or such other number as may be agreed to by the JFC) directly related to the Development or Commercialization of any Co-Developed Product, or any other activities contemplated under this Agreement. Any individual who devotes less than [ * ] hours per year (or such other number as may be agreed by the JFC) shall be treated as an FTE on a pro-rata basis upon the actual number of hours worked divided by [ * ] (or such other number as may be agreed by the JFC). Unless modified by the JFC, the [ * ] figure shall be used without regard to the Parties’ own internal definition of the number of hours that comprises an FTE.

1.37 “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.38 “[ * ]” means, with respect to a particular Product in a country, [ * ] such Product ([ * ]; and (b) is [ * ] or otherwise).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.39 “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules, regulations, guidance and requirements promulgated thereunder as may be in effect from time to time.

1.40 “Identified Target(s)” means, with respect to a Collaboration Compound, the set of one or more biological targets (as applicable) identified on Exhibit 1.40.

1.41 “IND” means an Investigational New Drug Application submitted to the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.42 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including, pre-clinical data, clinical trial data, databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures. For clarity, Information does not include any Patents.

1.43 “Invention” means any and all inventions and improvements thereto, invented or discovered by or on behalf of a Party (and/or its Affiliates) in the performance of its obligations, or the exercise of its rights, under this Agreement.

1.44 “Joint Invention” means any Invention invented or discovered jointly by or on behalf of the employee(s), contractor(s) or agent(s) of both Parties (and/or their Affiliates).

1.45 “Knowledge” means, with respect of a Party, the good faith [ * ] facts and information in the possession of an [ * ] of such Party, or any [ * ] of, or [ * ], such Party or its Affiliates, [ * ] execution of this Agreement. For purposes of this definition, an “[ * ]” means any person in the [ * ] of a Party.

1.46 “Launch” means, for each Product in each country, the first arm’s-length sale to a Third Party for use or consumption by the public of such Product in such country after Regulatory Approval of such Product in such country. A Launch shall not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program.

1.47 “Major European Countries” means France, Germany, Spain, Italy, and the United Kingdom.

1.48 “Major Territory” means each of the following territories: (a) [ * ].

1.49 “Major Tumor Indication” means one of the following indications: [ * ].

1.50 “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Collaboration Compounds, Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacture” has a correlative meaning.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.51 “Manufacturing Costs” means costs that relate to a Co-Developed Product which is: (a) supplied by a Third Party; or (b) manufactured directly by a Party or its Affiliate, in each case to the extent such costs relate to the Development of such Product or the Commercialization of such Product in the U.S., as further described below and as allocated in accordance with GAAP.

For costs in subsection 1.51(a), Manufacturing Costs means: (i) the amount paid to such a Third Party ([ * ]); plus (ii) the relevant manufacturing Party’s reasonable direct and identifiable internal costs and out-of-pocket costs, incurred or accrued (including any prepayments) by the manufacturing Party in connection with manufacturing process improvements, storage, manufacturing scale-up, manufacturing site qualification, quality assurance and quality control (including testing), supply chain management, capital equipment, similar activities comprising the manufacturing Party’s oversight of the manufacturing process of the non-Affiliate Third Party, and any non-recoverable value-added tax or similar tax due for amounts paid to such Third Party.

For costs in subsection 1.51(b), Manufacturing Costs means the “standard cost” per unit, including variances to standard costs and inventory write-offs. This standard cost shall include the cost of raw materials, labor, and other direct and identifiable variable costs incurred or accrued by the manufacturing Party in connection with the Manufacture of a Co-Developed Product, manufacturing process improvements, storage, manufacturing scale-up, manufacturing site qualification, quality assurance and quality control (including testing), supply chain management, and costs of equipment, plant operations and plant support services necessary to produce such Co-Developed Product. These costs of plant operations and support services shall include [ * ] and other similar activities, including [ * ]. Costs that cannot be identified to a specific activity supporting manufacturing of a Co-Developed Product, such as charges for corporate overhead that are not controllable by the Manufacturing plant, shall be [ * ] from the determination of Manufacturing Cost.

Subject to the preceding paragraph, “standard cost” per unit for purposes of ongoing cost accounting purposes shall be calculated in accordance with [ * ]. The Parties shall reconcile the standard cost charges and appropriate credit or payment shall be made to effect such reconciliation as directed by the JFC not less than annually against the above Manufacturing Cost definition.

The Manufacturing Costs shall include costs of such activities that are undertaken at any time during the term of this Agreement (including [ * ]). The Manufacturing Costs for any active pharmaceutical ingredients used in combination with a Product shall be included at the cost of the Party providing such active pharmaceutical ingredient, without additional mark-up.

1.52 “Medical Education Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Co-Developed Product sold in the U.S., including by way of example: (a) activities of medical sales liaisons; (b) grants to support continuing medical education, symposia, or research related to such Product in the U.S. (excluding Phase IV Clinical Trials and Development activities conducted for purposes of obtaining an initial Regulatory Approval for an indication for such Product in the U.S.); (c) development, publication and dissemination of publications relating to such Product in the U.S., as well as medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call or email; and (d) conducting advisory board meetings or other consultant programs, the purpose of which is to obtain advice and feedback related to the Development or Commercialization of such Product in the U.S.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.53 “MMA” means the Medicare Prescription Drug, Improvement and Modernization Act of 2003, as may be amended from time to time, or any successor legislation thereto.

1.54 “NDA” means a New Drug Application submitted to the FDA in conformance with applicable laws and regulations.

1.55 “Net Sales” means the amount invoiced or otherwise billed by BMS, or its Affiliate or sublicensee, for sales or other commercial disposition of a Product to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (b) credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent billed; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Product; (e) bad debts relating to sales of Products that are actually written off by BMS in accordance with GAAP during the applicable calculation period; (f) costs due to the factoring of receivables; and (g) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Products, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with GAAP.

Notwithstanding the foregoing, if any Product is sold under a bundled or capitated arrangement with other BMS products, then, solely for the purpose of calculating Net Sales under this Agreement, any discount on such Products sold under such an arrangement shall be [ * ] for the applicable accounting period. In case of any dispute as to the applicable [ * ] under the preceding sentence, the determination of same shall be calculated and certified by [ * ], whose decision shall be binding.

A sale of a Product is deemed to occur upon invoicing. [ * ].

For sake of clarity and avoidance of doubt, sales by BMS, its Affiliates or sublicensees of a Product to [ * ]. Any Products [ * ] considered in determining Net Sales hereunder.

In the event a Product is sold as an end-user product consisting of a combination of active functional elements or as a combined product and/or service, Net Sales, for purposes of determining royalty payments on such Product, shall be calculated by multiplying the Net Sales of the end-user product and/or service by the fraction A over A+B, in which A is the gross selling price (in the applicable country) of the Product portion of the end-user product and/or service when such Product is sold separately during the applicable accounting period in which the sales of the end-user product were made, and B is the gross selling price (in the applicable country) of the other active elements

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and/or service, as the case may be, of the end-user product and/or service sold separately during the accounting period in question. All gross selling prices of the elements of such end-user product and/or service shall be calculated as the average gross selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country or countries, no separate sale of either such above-designated Product or such above designated elements of the end-user product and/or service are made during the accounting period in which the sale was made or if gross retail selling price for an active functional element, component or service, as the case may be, cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, variations in potency, the relative contribution of each active agent, component or service, as the case may be, in the combination, and relative value to the end user of each active agent, component or service, as the case may be. Notwithstanding the foregoing, the Parties agree that, for purposes of this paragraph, drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients” or “active functional elements”.

1.56 “New Exelixis Trials” means the new or expanded clinical trials that are described in the Global Development Plan included in a letter agreement, which the Parties shall enter into and which will be incorporated by reference herein (the “Letter Agreement”), and any other trials that are designated as New Exelixis Trials by the JDC.

1.57 “On-Going Exelixis Trials” means the clinical trials that are described in the Global Development Plan included in the Letter Agreement and that are on-going as of the Effective Date.

1.58 “Operating Profit (or Loss)” means Net Sales of Co-Developed Products in the U.S. less Allowable Expenses in the U.S. For sake of clarity, Operating Profit (or Loss) shall be determined [ * ], and if such terms are used individually, “Operating Profit” shall mean a positive Operating Profit (or Loss), and “Operating Loss” shall mean a negative Operating Profit (or Loss).

1.59 “Patent” means all: (a) unexpired letters patent (including inventor’s certificates and utility models) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement), including any substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof; (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), and/or abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent, including any continuation, division or continuation-in-part thereof and any provisional or other priority applications; and (c) any international counterparts, and counterparts in any country, to clauses (a) and (b) above.

1.60 “Phase I Clinical Trial” means a clinical trial of a Product on sufficient numbers of normal volunteers and/or patients that is designed to establish that such Product is safe for its intended use, can be delivered in a dose(s) that is therapeutically useful, and to support its continued testing in Phase II Clinical Trials.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.61 “Phase II Clinical Trial” means a Phase IIa Clinical Trial or a Phase IIb Clinical Trial.

1.62 “Phase IIa Clinical Trial” means a controlled clinical trial of a Product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one (1) or more previously conducted Phase I Clinical Trial(s) and/or other Phase IIa Clinical Trial(s) in order to confirm the optimal manner of use of such Product (dose and dose regimens) and to better determine safety and efficacy.

1.63 “Phase IIb Clinical Trial” means a clinical trial of a Product on sufficient numbers of patients that is designed to provide a preliminary determination of safety and efficacy of such Product in the target patient population over a range of doses and dose regimens.

1.64 “Phase III Clinical Trial” means a clinical trial of a Product on sufficient numbers of patients that is designed to establish that such Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product.

1.65 “Phase IIIb Clinical Trial” means a clinical trial of a Product, initiated before regulatory approval and is not required for same, but which may provide data that further defines how and where the drug should be used. A Phase IIIb Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, and investigator-sponsored clinical trials that are approved by the JDC and that otherwise fit the foregoing definition.

1.66 “Phase IV Clinical Trial” means a product support clinical trial of a Product commenced after receipt of Regulatory Approval in the country where such trial is conducted. A Phase IV Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, and investigator-sponsored clinical trials studying Product that are approved by the JDC and that otherwise fit the foregoing definition.

1.67 “Product” means any therapeutic or prophylactic product (for use in animals or humans) that contains or comprises a Collaboration Compound.

1.68 “Program Backups” means, with respect to a Collaboration Compound, any compounds that: (a) were created by BMS or Exelixis as part of a Backup Program pursuant to Section 2.12 for such Collaboration Compound; and (b) [ * ] such Collaboration Compound’s Identified Target(s) [ * ].

1.69 “Registrational Trial” means, with respect to a given Product, either: (a) a Phase III Clinical Trial with such Product; or (b) a Phase IIb Clinical Trial that, at the time of commencement, is expected to be the basis for initial Regulatory Approval of such Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.70 “Regulatory Approval” means any and all approvals (including Drug Approval Applications, supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, national, supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.71 “Regulatory Authority” means the applicable national (e.g., the FDA), supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that, in each case, governs the approval of a Product in such applicable regulatory jurisdiction.

1.72 “Regulatory Expenses” means costs incurred to prepare product regulatory submissions and to obtain and maintain Regulatory Approval in the U.S. and to comply with Regulatory Approvals and requirements of Regulatory Authorities, including FDA user and other fees, reporting and regulatory affairs activities, and recalls and withdrawals for a Co-Developed Product, and other than costs for such Co-Developed Product that are deductible from Net Sales or that are included as Development Costs.

1.73 “Royalty-Bearing Product” means: (a) any Product containing or comprising XL281 (but not XL184); or (b) any XL184 Product for which either: (i) an opt-out has occurred pursuant to Sections 3.9(a), 3.10, or 5.4(d); or (ii) BMS has converted Exelixis’ right to profit-share pursuant to Section 11.3(b).

1.74 “Royalty Territory” means the world, excluding the U.S.

1.75 “Sole Invention” means any Invention invented or discovered solely by or on behalf of a Party (or its Affiliate) and its employees, contractors and/or agents.

1.76 “Target Potency Threshold” means: (a) with respect to XL184, that such compound [ * ]; and (b) with respect to XL281, that such compound [ * ].

1.77 “Territory” means the world.

1.78 “Third Party” means any entity other than: (a) Exelixis; (b) BMS; or (c) an Affiliate of either Party.

1.79 “Third Party Royalties” means royalties (in each case only to the extent allocable to the U.S.) payable to a Third Party in consideration for rights [ * ] for the [ * ] of an XL184 Product (other than a Royalty-Bearing Product containing or comprising XL184).

1.80 “Trademark Costs” mean the fees and expenses paid to outside counsel and other Third Parties, direct costs of in-house counsel and filing and maintenance expenses, incurred in connection with the establishment and maintenance of rights under trademarks applicable to a Co-Developed Product in the U.S., including costs of filing and registration fees, actions to enforce or maintain a trademark and other proceedings.

1.81 “United States” or “U.S.” means the United States of America, and its territories, districts and possessions.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.82 “Valid Claim” means: (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim under an application for a Patent that has been pending for [ * ], and, in any case, which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

1.83 “XL184” means: (a) the small molecule compound with Exelixis identifier EXEL-02977184; (b) the small molecule compounds listed on Schedule B of the Letter Agreement; (c) any Program Backups to EXEL-02977184; and (d) any isomer, racemate, salt, solvate, hydrate, metabolite, conjugate, ester, or prodrug of the compound described in subsections 1.83(a), (b) or (c).

1.84 “XL184 Product” means a Product containing or comprising XL184.

1.85 “XL281” means: (a) the small molecule compound with Exelixis identifier EXEL-03832819; (b) the small molecule compounds listed on Schedule C of the Letter Agreement; (c) any Program Backups to EXEL-03832819; and (d) any isomer, racemate, salt, solvate, hydrate, metabolite, conjugate, ester, or prodrug of the compound described in subsections 1.85(a), (b) or (c).

1.86 “XL281 Product” means a Product containing or comprising XL281.

1.87 “XL880” means: (a) the small molecule compound with Exelixis identifier EXEL-03052880; (b) the small molecule compounds specifically related to EXEL-03052880 and licensed by Exelixis to SmithKline Beecham Corporation (doing business as GlaxoSmithKline, “GSK”) together with EXEL-03052880; and (c) any isomer, racemate, salt, solvate, hydrate, metabolite, conjugate, ester, or prodrug of the compound described in subsections 1.87(a) or (b).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Additional Definitions

The following table identifies the location of definitions set forth in various Sections of the Agreement.

Definition	Location (Section)
Alliance Manager	2.7(a)
[ * ] Cap	3.8(b)(ii)
[ * ] Deferred Development Costs	3.8(b)(iii)(2)
Annual Development Plan	3.2(a)
Backup Program	2.12(a)
Backup Program Trigger Date	2.12(b)
Backup Research Plan	2.12(a)
[ * ]	[ * ]
BMS Initial Backup Funding	2.12(d)(i)
Cash Reserves	3.10
[ * ]	[ * ]
[ * ]	[ * ]
Confidential Information	10.1
Co-Promotion Agreement	5.4(a)
Co-Promotion Notice	5.4(b)
Co-Promotion Option	5.4(a)
Deferral End Point	3.8(b)(i)
Development Cost Mechanism Amount	3.8(b)(iii)(1)
Effective Date	12.6
Exelixis Initial Funding Allocation	3.8(a)(i)
Global Commercialization Strategy	5.2(a)
Global Deferred Development Costs	3.8(b)(iii)(1)
Global Development Plan	3.1(a)
GSK	1.87
Indication Opt-Out	3.9(b)
JAMS	7.1(b)(i)(3)
Joint Commercialization Committee or JCC	2.1(a)
Joint Development and Regulatory Committee or JDC	2.1(a)
Joint Executive Committee or JEC	2.1(a)
Joint Finance Committee or JFC	2.1(a)
Letter Agreement	1.56
Losses	13.1
[ * ]	[ * ]
Party Implementation Matter	2.6(c)(ii)
Party Vote	2.6(c)(i)
Pharmacovigilance Agreement	4.7
Product Opt-Out	3.9(a)(i)
Royalty Bearing Product Development Expenses	3.11(b)
Royalty Term	8.10
Sales Threshold	8.4(b)
[ * ]	[ * ]
Term	11.1
U.S. Commercialization Plan	5.2(a)
Working Group	2.6(f)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.	MANAGEMENT OF COLLABORATION

2.1 General.

(a) Role of Committees. Subject to Section 2.1(b) and the other terms and conditions of this Agreement, the Parties shall establish: (i) a joint executive committee (the “Joint Executive Committee” or “JEC”) that will oversee the Collaboration and facilitate communications between the Parties with respect to the Development, Regulatory Approval, and Commercialization of Committee-Governed Products hereunder; and (ii) three (3) specialized joint committees consisting of one to focus on each of the following areas arising out of the Collaboration: (A) Development and Regulatory Approval and other regulatory matters (such committee, the “Joint Development and Regulatory Committee” or “JDC”); (B) Commercialization (such committee, the “Joint Commercialization Committee” or “JCC”); and (C) financial issues (such committee, the “Joint Finance Committee” or “JFC”). Each Committee shall have the responsibilities and authority allocated to it in this Article 2 and elsewhere in this Agreement. It is contemplated that: (X) all significant matters (other than Party Implementation Matters, as defined in Section 2.6(c)(ii)) relating to the pre-clinical and clinical Development of Committee-Governed Products and the Commercialization of Co-Developed Products, in each case under this Agreement will be addressed by the applicable first-tier Committees (i.e., the JDC, the JCC, or the JFC) and, if appropriate, by the JEC, as contemplated by Section 2.6(c); and (Y) the Parties’ respective activities under this Agreement (including Party Implementation Matters) will be reported to the relevant Committees in a reasonable and appropriate level of detail. Each of the JDC, JCC, and the JFC shall provide, on a [ * ] basis (unless otherwise requested by the JEC), updates on its activities and achievements to the JEC for review and comment. The Parties intend that their respective organizations will work together to assure the success of the Collaboration.

(b) Limitations on the Authority of Committees. Notwithstanding the Committee structure established pursuant to Section 2.1(a) to oversee the Collaboration, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the generality of the foregoing, no Committee shall have any authority or jurisdiction to: (i) amend, modify, or waive compliance with this Agreement, any of which shall require mutual written agreement of the Parties; (ii) interpret this Agreement, or determine whether or not a Party has met its diligence or other obligations under the Agreement or whether or not a breach of this Agreement has occurred; (iii) require Exelixis to [ * ] (other than [ * ], [ * ] that are carried out in accordance with the [ * ], and any [ * ] obligations with respect to [ * ] that are set forth in the applicable [ * ]) without Exelixis’ express written consent ([ * ]); (iv) require Exelixis to [ * ] (other than [ * ], [ * ] that are carried out in accordance with [ * ], and any [ * ] with respect to [ * ] that are set forth in the applicable [ * ]) without Exelixis’ express written consent (which [ * ]); (v) require BMS to [ * ] (other than [ * ]) without BMS’ express written consent (which [ * ]); (vi) make any decision on any matter that this Agreement expressly states is an option or election to be made by a Party; (vii) make any retroactive updates, amendments and modifications to, or waivers of provisions of, a Clinical Plan, an Annual Clinical Plan or an Approved Plan, any which shall require the mutual agreement of the Parties; and (viii) such other matters as are reserved to the consent, approval, agreement or other decision-making authority of one or both Parties in this

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement and that are not required by this Agreement to be considered by one or more Committees prior to the exercise of such consent, approval or other decision-making authority. For clarity, a Party’s right to cast a deciding vote on a matter in a Committee pursuant to Article 2 shall not, in and of itself, subject such matter to the preceding sentence. Notwithstanding the foregoing, neither Party shall be restricted from bringing before any appropriate Committee for discussion any matter relating to the Collaboration that it believes warrants discussion between the Parties through the Committees, provided that the consideration of any such matter by any Committee shall not infringe or limit the exercise of a Party’s right of consent or approval or other decision-making authority granted to it by this Agreement nor shall any such consideration, as contemplated by this sentence, subject any such right of consent or approval or other decision-making authority to any dispute resolution mechanism provided for in Section 2.6(c) or Article 14 or elsewhere in this Agreement.

(c) Discontinuation of Participation on a Committee. Each Committee shall continue to exist until the first to occur of: (i) the Parties mutually agreeing to disband the Committee, or (ii) a Party providing to the other Party written notice of its intention to disband and no longer participate in such Committee. Once one Party has provided the other Party written notice as referred to in subclause (ii) above, such Committee shall have no further obligations under this Agreement and such other Party receiving such notice shall have the right to solely decide, without consultation, any matters previously before such Committee, subject to the other terms of this Agreement.

2.2 Joint Executive Committee.

(a) Formation and Purpose. Exelixis and BMS shall establish the JEC within [ * ] after the Effective Date. Subject to Sections 2.1(b) and 2.6(c), the JEC shall have overall responsibility for the success of the Collaboration, and its general areas of responsibility shall be: (a) to determine the global Development, regulatory, Commercialization, and manufacturing strategy for the Collaboration; (b) to coordinate the Parties’ activities hereunder; and (c) as applicable, to review, comment on, approve, and resolve disputes with respect to, plans and budgets for, and the implementation of, the Collaboration, including the specific responsibilities of the JEC outlined below, in each case (clauses (a), (b) and (c) above) solely with respect to Committee-Governed Products. The JEC shall have the membership and shall operate by the procedures set forth in Section 2.6.

(b) Specific Responsibilities of the JEC. In addition to its overall responsibility for the Collaboration, but subject to Sections 2.1(b) and 2.6(c), the JEC shall, in particular, have the following specific responsibilities with respect to Committee-Governed Products:

(i) approve the global Development, regulatory and Commercialization strategies for the Collaboration;

(ii) coordinate the Parties’ activities hereunder;

(iii) approve plans and budgets for the Collaboration proposed by the JDC or JCC;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv) review all significant and strategic issues within the purview of the various Committees;

(v) manage and oversee the Development and Commercialization of each Product pursuant to the terms of the Agreement;

(vi) review and approve any material amendments to the Approved Plans and any other items submitted to the JEC by the JDC or JCC;

(vii) oversee life cycle management of, and intellectual property protection for, a Product;

(viii) provide a forum for dispute resolution; and

(ix) such other responsibilities as may be assigned to the JEC pursuant to the Agreement or as may be agreed between the Parties from time to time.

2.3 Joint Development and Regulatory Committee.

(a) Formation and Purpose. Exelixis and BMS shall establish the JDC within [ * ] after the Effective Date. Subject to Sections 2.1(b) and 2.6(c), the JDC shall oversee, coordinate and expedite the Development of, and the making of regulatory filings for, each Product worldwide in order to obtain Regulatory Approvals (or Compendia Listings, as applicable). The JDC will also facilitate the flow of information with respect to Development activities being conducted for each Committee-Governed Product and oversee Development activities required to support Regulatory Approvals (or Compendia Listings, as applicable). The JDC shall have the membership and shall operate by the procedures set forth in Section 2.6.

(b) Specific Responsibilities of the JDC. In support of its responsibility for overseeing, coordinating and expediting the Development of, and regulatory filings for, each Product, but subject to Sections 2.1(b) and 2.6(c), the JDC shall, in particular, and solely with respect to Committee-Governed Products:

(i) monitor Development activities, including with respect to operational matters such as enrollment strategies, site selection, CRO contract strategies;

(ii) prepare the Global Development Plan and each Annual Development Plan;

(iii) review all material information generated in the course of implementing the Global Development Plan and the Annual Development Plans;

(iv) assist in coordinating scientific interactions and division of responsibilities with respect to Development activities, and resolving disagreements during the course of implementing the Global Development Plan and the Annual Development Plans;

(v) design, in collaboration with the JCC, pharmacoeconomic studies or Phase IV Clinical Trials;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vi) monitor and coordinate all regulatory actions, communications and submissions for Products, including establishing the schedule and implementation strategy for all regulatory filings for Products;

(vii) provide on a quarterly basis updates on its activities and achievements to the JEC for review and comment;

(viii) monitor the implementation of any Backup Programs; and

(ix) such other responsibilities as may be assigned to the JDC pursuant to the Agreement or as may be agreed between the Parties from time to time.

2.4 Joint Commercialization Committee.

(a) Formation and Purpose. Exelixis and BMS shall establish the JCC within [ * ] after [ * ], which Committee shall, subject to Sections 2.1(b) and 2.6(c), oversee: (i) the Commercialization strategy of each Co-Developed Product in the Co-Development Territory; and (ii) the Commercialization of such Products in the U.S. including the marketing, sales and distribution of each such Product in the U.S. The JCC shall have the membership and shall operate by the procedures set forth in Section 2.6.

(b) Specific Responsibilities of the JCC. In support of its responsibilities as described in clause (a) above, the JCC shall, subject to Sections 2.1(b) and 2.6(c), perform the following activities solely with respect to Co-Developed Products:

(i) prepare the Global Commercialization Strategy and the U.S. Commercialization Plan, and any updates thereto;

(ii) review the allocation of Commercialization responsibilities between the Parties to ensure consistency with the terms of this Agreement, the Global Commercialization Strategy, and the U.S. Commercialization Plan;

(iii) coordinate and oversee the Parties’ plans for labeling, branding and selecting trademarks for each such Product;

(iv) review life cycle management opportunities;

(v) review pricing and reimbursement strategies with respect to Products in the Royalty Territory and

(vi) With respect to Co-Developed Products in the U.S. only:

(1) review and approve advertising materials and strategies and promotional materials developed by a Party for the Parties’ Sales Representatives;

(2) approve the selection of major or key marketing vendors (e.g., public relations and advertising agencies and medical education agencies);

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(3) approve pricing and reimbursement, patient assistance, vendor return and co-pay strategies;

(4) design, in collaboration with the JDC, pharmacoeconomic studies or Phase IV Clinical Trials;

(5) approve market research plans;

(6) approve and coordinate all sales force activities, including training, number, proportion of time to be devoted to promotion, and territory alignment;

(7) approve packaging designs, and oversee educational and professional symposia, and speaker and peer-to-peer activity programs;

(8) discuss a range of suggested prices at which such Product will be sold to unaffiliated Third Parties and any discount strategies for such Product (it being understood that BMS will determine all pricing and reimbursement terms for such Products sold to customers);

(9) review of each Party’s reports pertaining to its Commercial Costs; and

(10) review early access and compassionate use programs.

(c) Available Resources. Except as otherwise provided in Article 5 or any applicable Co-Promotion Agreement, the JCC shall, in allocating responsibilities between the Parties with respect to Commercialization activities for Co-Promotion Products under this Agreement in the United States: (i) endeavor to take advantage of the respective resources, capabilities and expertise of Exelixis and BMS; and (ii) endeavor to: (A) maintain, to the extent reasonably practical and commercially appropriate, continuity in functions and commitments of personnel and physical resources of the Parties; (B) avoid duplication of efforts by the Parties; and (C) foster efficient use by the Parties of resources and personnel, consistent with this Agreement and the applicable Global Commercialization Strategy and the applicable U.S. Commercialization Plan. For clarity, BMS shall be solely responsible for the Commercialization of each Product in the Royalty Territory and for each Royalty-Bearing Product in the United States.

2.5 Joint Finance Committee. Exelixis and BMS shall establish a JFC within [ * ] after the Effective Date. The JFC shall provide support to all other Committees with respect to accounting and financial matters relating to Committee-Governed Products. The JFC shall have the membership and shall operate by the procedures set forth in Section 2.6.

2.6 General Committee Membership and Procedures.

(a) Membership. Each Committee shall be composed of such number of representatives as may be agreed by the Parties. Each of BMS and Exelixis shall designate representatives with appropriate expertise to serve as members of each Committee, and each representative may serve on more than one Committee as appropriate in view of the individual’s expertise. Each Party may replace its Committee representatives at any time upon written notice to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the other Party. Each Committee shall have co-chairpersons. BMS and Exelixis shall each select from their representatives a co-chairperson for each of the Committees, and each Party may change its designated co-chairpersons from time to time upon written notice to the other Party. The Alliance Managers shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within [ * ] thereafter; provided that a Committee co-chairperson shall call a meeting of the applicable Committee promptly upon the written request of the other co-chairperson to convene such a meeting. The minutes of each meeting shall, among other things, record all matters acted upon and approved or disapproved by the Committee, actions to be taken, and any matters the Committee failed to resolve. Such minutes will not be finalized until both Alliance Managers review and confirm in writing the accuracy of such minutes.

(b) Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every [ * ] for the JDC, the JCC, and the JFC, and once every [ * ] for the JEC. Each Committee shall meet alternately at Exelixis’ facilities in South San Francisco, California, and BMS’ facilities in Princeton, New Jersey, or at such other locations as the Parties may agree. The Alliance Managers shall, and other employees of each Party involved in the Development, Manufacture or Commercialization of any Product may as needed, attend meetings of each Committee (as nonvoting participants unless they are members of such Committee), and consultants, representatives or advisors involved in the Development, Manufacture or Commercialization of any Product may attend meetings of each Committee as nonvoting observers; provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 10, and in the case of non-employees of a Party, subject to the consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall be responsible for all of its own expenses of participating in any Committee (including in any Working Group). Meetings of any Committee may be held by audio or video teleconference with the consent of each Party, which shall not be unreasonably withheld or delayed; provided that at least [ * ] per year of such Committee shall be held in person. No action taken at any meeting of a Committee shall be effective unless a representative of each Party is participating.

(c) Decision-Making.

(i) Voting on Committee Decisions. Subject to Section 2.1(b), each Party’s designees on a Committee shall, collectively, have one (1) vote (the “Party Vote”) on all matters brought before the Committee, which Party Vote shall be determined by [ * ] of such Party’s designees present (in person or otherwise) at the meeting. Except as expressly provided in this Section 2.6(c) and subject to Section 2.1(b), each Committee shall operate as to matters within its jurisdiction by unanimous Party Vote. All decisions of a Committee shall be documented in writing in the minutes of the applicable Committee meeting by the Alliance Managers.

(ii) Operational Decisions. With respect to Exelixis Clinical Trials for a given Product, day-to-day operational level decisions concerning Development of Collaboration Compounds shall be made by Exelixis, subject to review and oversight by the JDC, when practicable. Otherwise, day-to-day operational level decisions concerning the Development and Commercialization of Products shall be made by the Party to which responsibility for such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

decisions has been allocated under the Agreement (each such decision, a “Party Implementation Matter”). Unless otherwise directed by the appropriate Committee(s), and as set forth in the first two sentences of this Section 2.6(c)(ii), [ * ] shall be the lead Party, and shall be primarily responsible for, all Development, regulatory activities and Manufacturing and, subject to [ * ], Commercialization activities with respect to such Product. Any disputes with respect to a Party Implementation Matter shall first be referred to the Alliance Managers, and, if the dispute is not resolved within [ * ] after such referral to the Alliance Managers, then it shall, upon written notice by a Party to the other, be referred for resolution as follows: (A) disputes between designees of BMS and Exelixis with respect to Development and Regulatory Approval matters shall be referred to the JDC for resolution; and (B) disputes between designees of BMS and Exelixis with respect to Commercialization shall be referred to the JCC for resolution. In each case, except for Appealable Matters, the Committee to which such matter is referred shall have final decision-making authority with respect to such matter, and [ * ] shall [ * ] with respect to such matter, [ * ].

(iii) Disagreements on Committees. Except for: (A) matters outside the jurisdiction and authority of the Committees as provided in Section 2.1(b); and (B) any Party Implementation Matter (other than Appealable Matters), and in any event without limiting the other rights and obligations of the Parties under this Agreement, any disagreement between the designees of BMS and Exelixis on the JDC, JCC, or JFC as to matters within such Committee’s jurisdiction shall, at the election of either Party, be addressed, first, with the Alliance Managers, and, if the dispute is not resolved within [ * ] after such referral to the Alliance Managers, then it shall, upon written notice by a Party to the other, be submitted to the JEC for resolution (except that any disputes arising from the JFC shall be submitted to the Committee to which such dispute relates (i.e., the JDC or the JCC)). If the JEC does not resolve any such matter submitted to it for resolution within [ * ] after such submission, or in the event of any disagreement between the designees of BMS and Exelixis on the JEC with respect to any other matter within its jurisdiction, then, subject to Section 2.1(b), the JEC shall submit the respective positions of the Parties with respect to such matter for discussion in good faith by the Executive Officer of Exelixis and the Executive Officer of BMS (depending on the nature of the dispute). If such individuals are not able to mutually agree upon the resolution to such matter within [ * ] after submission of the matter to them, then the [ * ], subject to Section [ * ].

(iv) [ * ]. [ * ] right to [ * ] (“[ * ]”) shall be subject to the following limitations:

(1) All [ * ] shall be made in good faith, with due regard for the impact of such decisions on Products [ * ], and, consistent in all material respects with the applicable Approved Plan and the terms of this Agreement. No such decision [ * ] shall violate or breach any term or condition of this Agreement. [ * ] shall make all [ * ] only after [ * ] (through its JEC, JDC or JCC members, as applicable) on such matters and [ * ], and in the case of [ * ] made pursuant to Section [ * ], only after [ * ] and the [ * ] on such matters.

(2) [ * ] shall [ * ]: (A) on any matter that would [ * ]; (B) on any matter that would amend, violate or breach any provision of this Agreement; (C) to adjust the [ * ]; (D) on matters related to the determination of [ * ]; (E) regarding the determination of Exelixis Clinical Trials in the initial Annual Development Plan as described in Section 3.4(b); (F) the designation of New Exelixis Clinical Trials; (G) [ * ]; (H) that would change the responsibility for

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Exelixis Clinical Trials from Exelixis to BMS [ * ], or where Exelixis has materially breached its obligations under Section 3.4(e) and has not cured such breach pursuant to Section 11.3); (I) the allocation of responsibilities for any Backup Program, in a manner inconsistent with Section 2.12; or (J) adjustments to the FTE rate described in Section 3.8(c). Resolution of disputes relating to the foregoing matters shall [ * ] (except as otherwise expressly set forth in this Agreement).

(d) Meeting Agendas and Minutes. Each Party shall disclose to the other proposed agenda items along with appropriate information at least [ * ] in advance of each meeting of the applicable Committee; provided that under exigent circumstances requiring Committee input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

(e) Multiple JDCs and JCCs at the Discretion of the JEC. The JEC may determine that a separate JDC and/or JCC be formed for each Product. In such event, the Parties will appoint representatives to such additional committees and such committees will be subject to the all of the applicable terms and conditions of this Agreement with respect to the JDC and the JCC, in each case, solely with respect to the Product to which such Committees relate.

(f) Working Groups. From time to time, the JEC, JDC, JCC, or JFC may establish and delegate duties to other committees, sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities, which delegation shall be reflected in the minutes of the meetings of the applicable Committee. Each such Working Group shall be constituted and shall operate as the JEC, JDC, JCC, or JFC, as the case may be, determines. The Working Groups may be established on an ad hoc basis for purposes of a specific project, for the life of a Product, or on such other basis as the applicable Committee may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the Committee that established such Working Group. In no event shall the authority of the Working Group exceed that specified for the relevant Committee in this Article 2. Any disagreement between the designees of BMS and Exelixis on a Working Group shall be referred to the applicable Committee for resolution.

(g) Interactions Between Committees and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Each Committee shall establish procedures to facilitate communications between such Committee or Working Group and the relevant internal committee, team or board of each of the Parties in order to maximize the efficiency of the Collaboration, including by requiring appropriate members of such Committee to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7 Alliance Managers.

(a) Appointment. Each of the Parties shall appoint a single individual to act as a single point of contact between the Parties to assure a successful Collaboration (each, an “Alliance Manager”). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.

(b) Responsibilities. The Alliance Managers shall use good faith efforts to attend all Committee meetings and support the co-chairpersons of each Committee in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in such Committee meetings, unless they are also appointed members of such Committee pursuant to Section 2.6(a). An Alliance Manager may bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. In addition, each Alliance Manager: (i) will be the point of first referral in all matters of conflict resolution; (ii) will coordinate the relevant functional representatives of the Parties in developing and executing strategies and plans for the Products in an effort to ensure consistency and efficiency throughout the world; (iii) will provide a single point of communication for seeking consensus both internally within the respective Parties’ organizations and between the Parties regarding key strategy and plan issues; (iv) will identify and bring disputes to the attention of the appropriate Committee in a timely manner; (v) will plan and coordinate cooperative efforts and internal and external communications; and (vi) will take responsibility for ensuring that governance activities, such as the conduct of required Committee meetings and production of meeting minutes, occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.8 Collaboration Guidelines.

(a) General. Each Party, in working with the other to Develop and Commercialize each Product and otherwise as set forth herein, shall assign responsibilities for the various operational aspects of the Collaboration to those portions of its organization that have the appropriate resources, expertise and responsibility for such functions and, consistent with this Agreement, treat each Product as if it were a proprietary product solely of its own organization. In all matters related to the Collaboration, the Parties shall strive to balance as best they can the legitimate interests and concerns of the Parties and to realize the full economic potential of each Product (taking into account the risks and costs of further Development and Commercialization).

(b) Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Exelixis and BMS is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner.

2.9 Overview of Accounting.

(a) Development Costs and Allowable Expenses. For purposes of determining Development Costs and Allowable Expenses, any expense allocated by either Party to a particular category under Development Costs for a Co-Developed Product, or Allowable Expenses for a Co-Developed Product, shall not be allocated to another category under Development Costs or Allowable Expenses (as applicable). Each Party agrees to determine such Development Costs and Allowable Expenses (as applicable) using its standard accounting procedures, consistently applied,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to the maximum extent practical as if such Co-Developed Product were a solely owned product of such Party, except as specifically provided in this Agreement. The Parties also recognize that such procedures may change from time to time and that any such changes may affect the definition of Development Costs or Allowable Expenses. The Parties agree that, where such changes are economically material to either Party, and consistent with GAAP, adjustments shall be made to compensate the affected Party to preserve the same economics as reflected under this Agreement under such Party’s accounting procedures in effect as of the date on which the activity in question (e.g., Development, Commercialization or Manufacturing) first commences under this Agreement. Where the change is or would be material to the other Party, the Party proposing to make the change shall provide the other Party with an explanation for the proposed change and an accounting of the effect of the change on the relevant expense category. Should the Parties disagree on the adjustment, the matter shall be placed before the JFC to resolve. Transfers between a Party and its Affiliates (or between its Affiliates) shall not have effect for purposes of calculating revenues, costs, profits, royalties or other payments or expenses under this Agreement.

(b) Affiliates. If either Party enters into any agreement with any of its Affiliates for the provision of materials or services pursuant to this Agreement, all costs incurred for the provision of such materials or services that are shared by the Parties under this Agreement shall be accounted for on the basis of the cost thereof to such Affiliate and not on the basis of any higher transfer price in effect between such Party and such Affiliate.

2.10 Compliance with Law. Each Party hereby covenants and agrees to comply with applicable law in performing its activities connected with the Development, Manufacture and Commercialization (as applicable) of each Product.

2.11 Records. Each Party shall maintain complete and accurate records of all work conducted under the Collaboration and all results, data and developments made pursuant to its efforts under the Collaboration. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Collaboration in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain such records for a period of [ * ] after such records are created; provided that the following records may be maintained for a longer period, in accordance with each Party’s internal policies on record retention, provided that in no case shall such period be shorter than [ * ] from the date of creation of such records: (a) scientific notebooks; and (b) any other records that the other Party reasonably requests be retained in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Either Party shall have the right to review and copy such records of the other Party at reasonable times to the extent [ * ] for it to conduct its obligations or enforce its rights under this Agreement.

2.12 Backup Programs.

(a) Commencement of a Backup Program. The Parties shall determine, via the JDC (or BMS shall determine, in the event that the JDC no longer exists), whether or not to commence a backup program with respect to each Collaboration Compound (namely, each of XL184 and XL281 taken as a whole) (each such program, a “Backup Program”), as well as the appropriate timing for such Backup Program(s). The Backup Program(s) shall be subject to JDC oversight and decision making and to one or more backup research plan(s) to be established by the JDC prior to the start of backup work (the “Backup Research Plan”). In no event shall a Backup Program be designed to [ * ] targets other than the Identified Targets [ * ] with respect to a Collaboration Compound.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Exelixis’ Conduct of Backup Programs. With respect to the Backup Program for any Collaboration Compound, Exelixis shall have the first right to conduct such backup work up until the earlier of: (i) [ * ]; and (ii) [ * ] (the “Backup Program Trigger Date”). After the decision by the JDC (or BMS) to commence a Backup Program for a particular Collaboration Compound, Exelixis shall promptly notify the JDC (or BMS) in writing whether Exelixis will conduct such Backup Program. At a reasonable time prior to the Backup Program Trigger Date for a particular Backup Program, the JDC (or BMS) shall determine which Party shall continue the Development of Program Backups arising from such Backup Program; provided that Exelixis shall have no further responsibilities with respect to a Backup Program for a Royalty-Bearing Product.

(c) BMS’ Conduct of Backup Programs. If Exelixis notifies BMS that Exelixis will not conduct a Backup Program for a particular Collaboration Compound, then BMS may conduct such Backup Program. Exelixis will transition to BMS any [ * ] and other know-how then in Exelixis’ possession and Control that are [ * ] for BMS to conduct such Backup Program.

(d) Costs of Backup Programs.

(i) The costs associated with any Backup Program for XL184 shall be shared by the Parties as follows: (A) if and for as long as any XL184 Product is a Co-Developed Product, any costs associated with such Backup Program shall be borne sixty-five percent (65%) by BMS and thirty-five percent (35%) by Exelixis; and (B) if all XL184 Products are Royalty-Bearing Products, any costs associated with such Backup Program shall be borne one hundred percent (100%) by BMS. Notwithstanding the foregoing, in the case of subsection (A) above, in the event that [ * ], [ * ] shall bear [ * ] of the costs of the XL184 Backup Program until such costs reach [ * ] (such amount, the “[ * ] Backup Funding”). Such [ * ] Backup Funding shall not be deemed [ * ], except that, [ * ], then the future portion of the [ * ] Backup Funding [ * ] [ * ].

(ii) All costs associated with any Backup Program for XL281 incurred by either Party shall be borne [ * ].

(e) Reporting; Accounting. Reporting and accounting of shared costs for the Backup Programs shall be as set forth in Section 3.8(c)-(f) for Development Costs.

3.	DEVELOPMENT OF PRODUCTS

3.1 Global Development Plans.

(a) Scope. For each Co-Developed Product, and for each XL281 Product during the period in which there are Exelixis Clinical Trials ongoing with respect to XL281, the Development of such Product(s) shall be governed by a comprehensive, multi-year, worldwide plan (the “Global Development Plan”) covering the Development of such Product for use in the U.S., each of the Major European Countries and Europe as a whole, and, broken out on a region-by-region or country-by-country basis only to the extent BMS does so for its own internal oncology

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

products, for the remaining countries in the Co-Development Territory. The Global Development Plan shall: (i) provide a planned Development program that is designed to generate the non-clinical, clinical and regulatory information required for submitting Drug Approval Applications and to obtain Regulatory Approvals for the relevant indications in the U.S.; (ii) provide a planned Development program that is designed to generate the non-clinical, clinical and regulatory information required for submitting Drug Approval Applications and to achieve Regulatory Approvals for the relevant indications in the Royalty Territory; (iii) indicate the Core Program [ * ]; (iv) set forth those obligations assigned to each Party with respect to the performance of the Development activities contemplated by such Global Development Plan; and (v) provide an expected forecast, based on the information available at the time, including patient estimates and cost forecasts (and methodology, if available).

(b) Initial Global Development Plan. The initial Global Development Plan is set forth in the Letter Agreement.

(c) Updates to the Global Development Plan. Any material update, amendment or modification to any provisions of such Global Development Plan shall require the approval of the JEC.

3.2 Annual Development Plans.

(a) Scope. The Development of each Co-Developed Product, and for each XL281 Product during the period in which there are Exelixis Clinical Trials ongoing with respect to XL281, for a given calendar year shall be governed by a detailed and specific worldwide Development plan (each, an “Annual Development Plan”) covering all material Development activities to be performed for such Product for such year, and budgets covering all Development Costs for those Development activities for the such Product conducted in support of Regulatory Approvals in the Co-Development Territory. Each Annual Development Plan and Budget shall be proposed by the JDC for approval by the JEC. Each Annual Development Plan for such Product, and any modifications thereto, shall cover, and be consistent in all material respects with, all the Development activities and budgets in the then-current Global Development Plan for such Product that are to be performed in that particular calendar year.

(b) Procedure. The initial Annual Development Plan for [ * ] will be determined by the JDC (by mutual agreement) no later than [ * ]. Thereafter, the JDC shall submit on an annual basis an Annual Development Plan for [ * ], and for [ * ], to the JEC for its review, comment, and approval. Each such submission shall be no later than [ * ] of the calendar year immediately preceding the year covered by such Annual Development Plan, with a goal of having the Annual Development Plan approved, and any disputes resolved, by [ * ] of such immediately preceding calendar year.

3.3 Lead Development Party. Except with respect to the Exelixis Clinical Trials, BMS shall act as the lead development Party for each Co-Developed Product, although the Annual Development Plan may specify that outside contractors (and/or Exelixis, subject to Exelixis’ consent) will have responsibility to direct and conduct any additional pre-clinical activities and applicable clinical trials in any country. The Parties shall make such determinations in the best interests of the Collaboration.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4 Exelixis Clinical Trials.

(a) Scope. Exelixis shall conduct the Exelixis Clinical Trials for each applicable Product in a collaborative and efficient manner. The Parties shall engage in joint decision-making for the Exelixis Clinical Trials as set forth in Article 2. As between the Parties, Exelixis shall be the lead Party with respect to the Exelixis Clinical Trials, and all scientific and technical services (other than Manufacturing and process development activities, which shall be governed by Article 6) associated with such clinical trials, including all matters set forth in the Annual Development Plan with respect to such trials.

(b) As of the Effective Date, the Parties have agreed to a partial list of Exelixis Clinical Trials, and the Parties will determine the remainder of Exelixis Clinical Trials pursuant to Section 3.2(b) no later than [ * ]. The list of Exelixis Clinical Trials may be modified only by prior written agreement of the Parties.

(c) Notwithstanding anything to the contrary in this Agreement, the Parties agree that Exelixis shall be the sponsor for the Exelixis Clinical Trials, and that Exelixis shall have the responsibility and the authority to act as the sponsor and make those decisions and take all actions necessary to assure compliance with all regulatory requirements. Exelixis agrees to be bound by, and perform all obligations set forth in, 21 C.F.R. §312 related to its role as the sponsor for the Exelixis Clinical Trials for a given Product. Notwithstanding anything to the contrary in this Agreement, Exelixis may discontinue or modify any clinical trial that is part of the Exelixis Clinical Trials without the approval of the JDC or the JEC in the event such actions are: (i) [ * ]; and (ii) [ * ].

(d) The Annual Development Plan may specify that outside contractors (reporting to, or acting on behalf of, Exelixis and reasonably selected by Exelixis) will have responsibility to direct and conduct any additional pre-clinical activities and applicable clinical trials in any country. The parties shall, to the extent practicable and permitted by applicable law, rule or regulation, cooperate, prior to engagement of a given outside contractor, to minimize costs associated with the retention of any outside contractors, including, where possible, the retention by Exelixis of such BMS contractors where cost savings may be achieved by doing so.

(e) Exelixis shall use Diligent Efforts to carry out its responsibilities under the Annual Development Plan and the then-applicable Global Development Plan. Exelixis shall have the right to use commercially reasonable discretion in carrying out its obligations under the Annual Development Plan and the Global Development Plan, including without limitation: (a) carrying out day-to-day planning and implementation of activities under the Annual Development Plan; (b) managing day-to-day regulatory compliance matters, including adverse event reporting; (c) managing clinical research organizations engaged to carry out activities under the Annual Development Plan; and (d) managing the Exelixis Clinical Trials.

3.5 Technology and Regulatory Transfer of Collaboration Compounds. Exelixis shall disclose or transfer to BMS the Information and documents described in subsections 3.5(a) – (b) below; provided, however, that except for those documents expressly set forth on Exhibit 3.5, Exelixis shall not have any obligation to transfer or provide copies of any Information or documents pursuant to subsections 3.5(a) – (b) below that are not in Exelixis’ possession and that are in the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

possession of Exelixis’ Third Party contractors (e.g., manufacturing documents that are in the possession of Exelixis’ contract manufacturers or study files that are in the possession of Exelixis’ contract research organizations that are working on the Exelixis Clinical Trials):

(a) Within [ * ] after the Effective Date, Exelixis shall, at BMS’ expense, use Diligent Efforts to disclose (and provide copies, as applicable) to BMS the “Priority” documents identified on Exhibit 3.5. In addition, within [ * ] after the Effective Date, Exelixis shall, at BMS’ expense, use Diligent Efforts to disclose (and provide copies, as applicable) to BMS any other Information, including any preclinical data, clinical data, assays, protocols, procedures and any other information in Exelixis’ possession or control, not previously disclosed to BMS, and reasonably necessary or useful to continue or initiate pre-clinical or clinical Development, or in seeking Regulatory Approval of Products.

(b) The Parties shall cooperate to ensure that Exelixis transfers, assigns or sublicenses (as applicable) to BMS, at a time determined by the JDC (except as described below) and upon [ * ] prior written notice to Exelixis: (i) all regulatory filings (including any INDs, drug dossiers, and drug master files) in Exelixis’ name for such Products; (ii) any agreements with Third Parties necessary for the further development of such Product (including any agreements relating to the wind-down of clinical trials for such Product); (iii) reasonable quantities of any Product in Exelixis’ possession that are required pursuant to BMS’ activities under the Global Development Plan; and/or (iv) at BMS’ option, all agreements entered into by Exelixis with any Third Party regarding the Development or Manufacture of such Product. The JDC shall not give notice regarding the transfer, assignment or sublicense of items described in subsections 3.5(b)(i) – (iv) during the period beginning on the Effective Date and ending on [ * ] (and such transfer, assignment or sublicense shall not take place until [ * ] after such notice), unless either: (A) [ * ]; or (B) [ * ]. The costs and expenses incurred by Exelixis in carrying out the transfer under this Section 3.5(b) shall be either: (1) treated as Development Costs in the event that such expenses relate to a Co-Developed Product; or (2) reimbursed one hundred percent (100%) by BMS for any other Product.

3.6 Diligence of BMS. BMS shall use Diligent Efforts to Develop each XL184 Product and each XL281 Product in the U.S., including without limitation to carry out its responsibilities under the Annual Development Plan and the then-applicable Global Development Plan.

3.7 Limitations on Development. During the term of this Agreement, neither Party nor any of its Affiliates shall, directly or through any Third Party, sponsor, conduct or cause to be conducted, otherwise assist in, supply any Co-Developed Product (or an XL281 Product in the case of Exelixis) for use in connection with, or otherwise fund, any clinical trial or clinical study of such Product outside of the Global Development Plan or any Annual Development Plan, without the prior written consent of the other Party.

3.8 Development Costs.

(a) In general. Subject to the rest of this Section 3.8(a) and Section 2.12(d), any Development Costs incurred by either Party for the Development of each Co-Developed Product shall be borne by the Parties as follows:

(i) Exelixis shall bear the first One Hundred Million ($100,000,000) of all such Development Costs relating to XL184 (such amount, the “Exelixis Initial Funding Allocation”);

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) with respect to Development Costs associated with Co-Developed Products in excess of the Exelixis Initial Funding Allocation, BMS shall bear sixty-five percent (65%) of all such Development Costs, and Exelixis shall bear thirty-five (35%) of all such Development Costs; and,

(iii) for clarity, all costs relating to Development activities undertaken solely for the purposes of seeking Regulatory Approval(s) of a Co-Developed Product in [ * ], shall be borne one hundred percent (100%) by BMS.

(b) Development Cost Deferral.

(i) If Exelixis’ aggregate share of the Development Costs and Allowable Expenses for Co-Developed Products exceeds [ * ], then Exelixis may elect to defer payment of its share of such Development Costs and Allowable Expenses that are in excess of [ * ] with respect to the Co-Developed Products in accordance with the remainder of this Section 3.8(b). For clarity, the Parties agree that only [ * ] of the Exelixis Initial Funding Allocation for the conduct of Exelixis Clinical Trials shall count toward Exelixis’ [ * ] threshold described in this Section 3.8(b). Exelixis’ deferral election may be made in writing anytime during the [ * ] following the end of the calendar quarter in which such excess first arises. If Exelixis does not make such election, then Exelixis would continue to pay its share of the Development Costs and Allowable Expenses with respect to the Co-Developed Product in accordance with Section 3.8(a), but subject to Section 3.8(b)(ii). If Exelixis makes such election, then Exelixis shall have no obligation to pay its share of such Development Costs and Allowable Expenses, to the extent such share exceeds [ * ] until the first occurrence of the following: (A) the Launch in the U.S. of the first Co-Developed Product for [ * ]; (B) [ * ] the Launch in the U.S. of the first Co-Developed Product for [ * ]; or (C) [ * ] (the “Deferral End Point”). Until such Deferral End Point is reached, BMS shall bear one hundred percent (100%) of the Development Costs and Allowable Expenses with respect to such Co-Developed Product, and after such Deferral End Point is reached, Exelixis and BMS shall again share the Development Costs and Allowable Expenses in accordance with the ratio set forth in Sections 3.8(a) and 8.2, respectively.

(ii) If Exelixis has not made a deferral election pursuant to Section 3.8(b)(i), and Exelixis’ aggregate share of [ * ] Development Costs for Co-Developed Products in either calendar year [ * ] exceeds the greater of: (A) [ * ]; or (b) an amount equal to [ * ] of Exelixis’ share of the [ * ] Development Costs that was budgeted for [ * ], as set forth in the initial Annual Development Plan created pursuant to Section 3.2(b), (the “[ * ] Cap”), then Exelixis may elect to defer payment of its share of such Development Costs for [ * ] that are in excess of such [ * ] Cap with respect to the Co-Developed Products in accordance with the remainder of this Section 3.8(b)(ii). The election by Exelixis to defer such payment may be made in writing anytime during the [ * ] following the end of the calendar quarter in which such excess first arises. If Exelixis does not make such election, then Exelixis would continue to pay its share of the Development Costs with respect to the Co-Developed Product [ * ] in accordance with Section 3.8(a) unless Exelixis makes a deferral election pursuant to Section 3.8(b)(i). If Exelixis makes such election, then Exelixis shall have no obligation to pay its share of such Development Costs [ * ], to the extent such share exceeds the [ * ] Cap for such calendar year, and [ * ], BMS shall bear one hundred percent (100%) of the Development Costs with respect to such Co-Developed Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) Repayment of Deferred Costs.

(1) The amounts deferred pursuant to Section 3.8(b)(i) shall be referred to as the “Global Deferred Development Costs”. BMS shall have the right to credit an amount equal to [ * ] of the Global Deferred Development Costs (the “Development Cost Mechanism Amount”), as an offset: (A) against Exelixis’ share of the Operating Profits from such Co-Developed Product, up to a maximum of [ * ] of such Operating Profits in any given quarter (in the case where Exelixis has not exercised its Product Opt-Out for the Co-Developed Product); or (B) against royalties otherwise payable to Exelixis with respect to such Co-Developed Product, up to a maximum of [ * ] in any given quarter. Once the Development Cost Mechanism Amount is fully paid to BMS, Exelixis shall receive Operating Profits and royalties consistent with Article 8.

(2) The amounts deferred pursuant to Section 3.8(b)(ii) shall be referred to as the “[ * ] Deferred Development Costs”. Exelixis shall repay to BMS any [ * ] Deferred Development Costs with respect to [ * ] no later than [ * ], with interest accruing at a rate of [ * ]. Any failure by Exelixis to repay any such [ * ] Deferred Development Costs shall be considered a breach of Exelixis development funding obligations for purposes of Section 11.3(b).

(c) FTE Records and Calculations; Adjustments to FTE Rate. Each Party shall record and account for its FTE effort for the Development and Commercialization of the Co-Developed Product to the extent that such FTE efforts are included in Development Costs or Allowable Expenses that are, or may in the future be, shared under this Agreement, and shall report such FTE effort to the JDC on a quarterly basis, Except to the extent provided herein, each Party shall calculate and maintain records of FTE effort incurred by it in the same manner as used for other products developed by such Party. The JFC shall facilitate any reporting hereunder. The FTE rate shall initially be [ * ] and shall be adjusted annually, with each annual adjustment effective as of January 1 of each calendar year, with the first such annual adjustment to be made as of January 1, 2010, by mutual agreement of the JFC.

(d) Other Expenses. Any expenses incurred by a Party for Development activities for the Co-Developed Product that do not fall within the definitions of Development Costs shall be borne solely by such Party unless the Parties determine otherwise.

(e) Reports and Payments for Development Costs. Prior to the commencement of each calendar quarter, each Party shall prepare an estimate of its Development Costs for such quarter and shall deliver such estimate to the other Party. Upon receipt of such estimates by the Parties, the applicable Party shall make a reconciling payment to the other Party, within [ * ] subsequent to receipt of an invoice, to achieve the appropriate allocation of Development Costs provided for in Section 3.8(a) for such quarter, taking into account any differences between the prior quarter’s estimated Development Costs and the actual Development Costs incurred by the Parties. In addition, during the third (3rd) month of each quarter, the parties will provide an estimate of the total Development Costs incurred for the current calendar quarter. This estimate will contain two (2) months of actual costs and a third (3rd) month of forecasted costs for the quarter. Each Party shall report to the other Party within [ * ] after the end of each quarter

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with regard to the Development Costs actually incurred by it during such quarter for a Co-Developed Product, or as otherwise agreed by the JFC. Such report shall specify in reasonable detail (as agreed by the JFC) all expenses included in such Development Costs during such quarter and shall be accompanied by invoices, and/or such other appropriate supporting documentation as may be required by the JFC. Each Party shall report to the other Development Costs incurred by it for comparison against such invoices and the Annual Development Plan, on a line item basis (e.g., budgeted FTE costs and actual out-of-pocket cost). The Parties shall seek to resolve any questions related to such accounting statements within [ * ] following receipt by each Party of the other Party’s report hereunder. The JFC shall facilitate the reporting of Development Costs hereunder and the resolution of any questions concerning such reports. Each Party shall have the right at reasonable times and upon reasonable prior notice to audit the other Party’s records as provided in Section 8.18 to confirm the accuracy of the other Party’s costs and reports with respect to Development Costs that are shared under this Agreement.

(f) Records. Each Party shall keep detailed records of the Development Costs it incurs for the Co-Developed Product (and in the case of Exelixis, including for the Exelixis Clinical Trials for XL184), including all supporting documentation for such expenses. Each Party shall keep such records for at least [ * ] after the date that such expense was incurred.

3.9 Exelixis’ Opt-Out Rights.

(a) Entire Product.

(i) Upon Delivery of Data Package. Within [ * ] after the [ * ], BMS shall prepare and deliver to Exelixis a data package detailing the clinical outcome of the clinical trial on which such decision was based. Exelixis shall have the right to cease its involvement in the Development and Commercialization of the Co-Developed Product (the “Product Opt-Out”), upon written notice to BMS within [ * ] after the delivery of such data package. Commencing on the date that Exelixis provides BMS with written notice of a Product Opt-Out, Exelixis shall have no further responsibility for conducting new activities or funding Development or Commercialization activities with respect to the Co-Developed Product, and shall complete any ongoing activities with respect to the Co-Developed Product, subject to reimbursement by BMS of one hundred percent (100%) of any costs associated with such continuing activities unless such work is transferred to BMS at the discretion of the JDC.

(ii) Following Decision to Prepare DAA. At any time following [ * ], Exelixis shall have the right to exercise a Product Opt-Out upon written notice to BMS, which, with the exception of the period described in subsection 3.9(a)(i) above, shall become effective as follows. If such notice is received by BMS before [ * ] of a given calendar year, then the Product Opt-Out shall become effective on [ * ]. If such notice is received by BMS on or after [ * ] of a given calendar year, then the Product Opt-Out shall become effective [ * ]. Commencing on the effective date of such Product Opt-Out, Exelixis shall have no further responsibility for conducting new activities or funding Development or Commercialization activities with respect to the Co-Developed Product, and shall complete any ongoing activities with respect to the Co-Developed Product, subject to reimbursement by BMS of one hundred percent (100%) of any costs associated with such continuing activities unless such work is transferred to BMS at the discretion of the JDC.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) [ * ]. Before [ * ] with respect to [ * ], Exelixis [ * ] the right to [ * ] the Development and Commercialization of the Co-Developed Product [ * ]. After [ * ] with respect to [ * ], Exelixis shall have the right to [ * ] as follows. Within [ * ] after [ * ], for the Co-Developed Product [ * ] for the Co-Developed Product (as specified in the Global Development Plan for the Co-Developed Product), BMS shall prepare and deliver to Exelixis: (i) [ * ]; or (ii) [ * ]. For the purposes of the preceding sentence only, “[ * ]” shall mean [ * ]. Exelixis shall [ * ] BMS within [ * ] after [ * ] (as appropriate). For purposes of this Section 3.9(b), [ * ] shall not include [ * ]. Notwithstanding the foregoing, if Exelixis exercises its Co-Promotion Option with respect to the Co-Developed Product, it will be required to [ * ]. Commencing the date that Exelixis [ * ], Exelixis shall [ * ], and shall [ * ] thereto. For clarity, Exelixis may [ * ], and in the event that Exelixis decides to [ * ], it [ * ].

3.10 Termination of Co-Development Rights Due to Financial Trigger. In the event that Exelixis’ Cash Reserves fall below Eighty Million Dollars ($80,000,000), Exelixis shall notify BMS in writing within [ * ] and shall discuss with BMS the corresponding situation. Upon receipt of any such notice, or upon the filing by Exelixis of financial statements with the Securities and Exchange Commission that show Exelixis’ Cash Reserves to be below Eighty Million Dollars ($80,000,000), then BMS shall have the right, upon delivery of written notice to Exelixis, to terminate Exelixis’ Co-Development and profit-share rights with respect to one or more Co-Developed Products. Such termination shall be effective upon receipt by Exelixis; provided, however, that Exelixis may automatically restore its Co-Development and profit-share rights if Exelixis can increase its Cash Reserves to Eighty Million Dollars ($80,000,000) within ninety (90) days of receipt of such notice. In the event Exelixis’ rights to Co-Develop and profit-share have been terminated, Exelixis shall have no further responsibility for conducting new activities or funding Development or Commercialization activities with respect to the Co-Developed Product, and shall complete any ongoing activities with respect to the Co-Developed Product, subject to reimbursement by BMS of one hundred percent (100%) of any costs associated with such continuing activities unless such work is transferred to BMS at the discretion of the JDC, and such Co-Developed Product shall become a Royalty-Bearing Product. As used in this Agreement, “Cash Reserves” means, as of the time of any determination thereof, (a) the total cash, cash equivalents and investments (in each case, excluding any restricted cash) as reported by Exelixis in its SEC Filings prepared in accordance with GAAP, plus (b) the amount then available for borrowing by Exelixis under the Facility Agreement dated June 4, 2008 among Exelixis, Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Partners, L.P. and Deerfield International Limited, as the same may be amended from time to time, and any other similar financing arrangements; [ * ].

3.11 Development of Royalty-Bearing Products

(a) Scope & Diligence. Except for the Exelixis Clinical Trials, BMS shall have sole control and responsibility for the Development, Manufacture (including formulation) and Commercialization of all Royalty-Bearing Products. BMS shall bear all costs and expenses associated with, the Development, Manufacture (including formulation) and Commercialization of all Royalty-Bearing Products. BMS shall use Diligent Efforts to Develop each such Royalty-Bearing Product in the Territory; provided that BMS may satisfy such obligation by sublicensing the development and commercialization of a Royalty-Bearing Product to a Third Party pursuant to the terms of this Agreement (and subject to Exelixis’ ongoing activities with respect to Exelixis

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Clinical Trials). Exelixis may notify BMS in writing if Exelixis in good faith believes that BMS is not meeting its diligence obligations set forth in this Section 3.11(a), and the Parties shall meet and discuss the matter in good faith. Exelixis may further request review of BMS’ records generated and maintained as required under Section 3.11(c) below, to the extent those records relate to Development and Commercialization of a Royalty-Bearing Product.

(b) Reports and Payments for Royalty Bearing Development Expenses. Prior to the commencement of each calendar quarter for as long as Exelixis is conducting Exelixis Clinical Trials or any other mutually agreed research or Development activities, in each case with respect to a Royalty Bearing Product, Exelixis shall prepare an estimate of its costs and expenses associated with such conduct (such costs and expenses, the “Royalty Bearing Product Development Expenses”) for such quarter and shall deliver such estimate to BMS. Upon receipt of such estimates by Exelixis, BMS shall make a reconciling payment to Exelixis, within [ * ] subsequent to receipt of an invoice, taking into account any differences between Exelixis’ estimated Royalty Bearing Product Development Expenses for the prior quarter and the actual Royalty Bearing Product Development Expenses incurred by Exelixis for such quarter. In addition, during the third (3rd) month of each quarter, Exelixis will provide an estimate of the total Royalty Bearing Product Development Expenses incurred for the current calendar quarter. This estimate will contain two (2) months of actual costs and a third month of forecasted costs for the quarter. Exelixis shall report to BMS within [ * ] after the end of each quarter with regard to the Royalty Bearing Product Development Expenses actually incurred by it during such quarter, or as otherwise agreed by the JFC. Such report shall specify in reasonable detail (as agreed by the JFC) all expenses included in such Royalty Bearing Product Development Expenses during such quarter and shall be accompanied by invoices, and/or such other appropriate supporting documentation as may be required by the JFC. Exelixis shall report to BMS Royalty Bearing Product Development Expenses incurred by it for comparison against such invoices and the Annual Development Plan, on a line item basis (e.g., budgeted FTE costs and actual out-of-pocket cost). Within [ * ] of the end of the last calendar quarter in which Exelixis conducts Exelixis Clinical Trials or any other mutually agreed research or Development activities, in each case with respect to a Royalty Bearing Product, one Party shall make a reconciling payment to the other Party to address any differences between Exelixis’ estimated Royalty Bearing Product Development Expenses for such last calendar quarter and the actual Royalty Bearing Product Development Expenses incurred by Exelixis for such last calendar quarter. The Parties shall seek to resolve any questions related to such accounting statements within [ * ] following receipt by BMS of Exelixis’ report hereunder. The JFC shall facilitate the reporting of Royalty Bearing Product Development Expenses hereunder and the resolution of any questions concerning such reports. BMS shall have the right at reasonable times and upon reasonable prior notice to audit Exelixis’ records as provided in Section 8.18 to confirm the accuracy of Exelixis’ costs and reports with respect to Royalty Bearing Product Development Expenses under this Agreement.

(c) Records. BMS shall maintain complete and accurate records of all Development, Manufacturing and Commercialization conducted by it or on its behalf related to each Royalty-Bearing Product, and all Information generated by it or on its behalf in connection with Development under this Agreement with respect to each such Royalty-Bearing Product. BMS shall maintain such records at least until the later of: (i) [ * ] after such records are created, or (ii) [ * ] after the Launch of the Royalty-Bearing Product to which such records pertain; provided that the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

following records may be maintained for a longer period, in accordance with each Party’s internal policies on record retention: (i) scientific notebooks and (ii) any other records that Exelixis reasonably requests be retained in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Such records shall be at a level of detail appropriate for patent and regulatory purposes. Exelixis shall have the right to review and copy such records of BMS at reasonable times to the extent necessary or useful for Exelixis to conduct its obligations or enforce its rights under this Agreement.

(d) Reports. Beginning [ * ] after the Effective Date, and every [ * ] thereafter during the term of the Agreement, BMS shall submit to Exelixis a written progress report summarizing the research and development performed by BMS on Royalty-Bearing Products. If [ * ] for Exelixis to exercise its rights under this Agreement, Exelixis may request that BMS provide more detailed information and data regarding such reports by BMS, and BMS shall promptly provide Exelixis with information and data as is reasonably related to such request, at Exelixis’ expense. All such reports shall be considered Confidential Information of BMS.

4.	REGULATORY

4.1 Regulatory Lead Party.

(a) Prior to transfer of an IND with respect to a Product(s) pursuant to Section 3.5(b), Exelixis shall be the lead Party for all regulatory activities regarding such Product(s). However, BMS shall have a participatory role in all [ * ]. All [ * ] would be made and implemented after conferring with the JDC. Prior to transfer of an IND with respect to a Product(s) pursuant to Section 3.5(b), Exelixis shall be the lead Party for worldwide pharmacovigilance for such Product.

(b) Upon transfer of an IND with respect to a Product(s) pursuant to Section 3.5(b), BMS shall be the lead Party for all regulatory activities regarding such Product(s). However, Exelixis shall have a participatory role in all [ * ] that [ * ]. All [ * ] would be made and implemented after conferring with the JDC. [ * ] Regulatory Authorities as well [ * ] will be [ * ] through the JDC. Upon transfer of an IND with respect to a Product(s) pursuant to Section 3.5(b), BMS shall be the lead Party for worldwide pharmacovigilance for such Product.

(c) Notwithstanding any other provision of this Agreement, in the event any dispute with respect to the content of any regulatory filing or dossier, pharmacovigilance reports, patient risk management strategies and plans, Core Data Sheet, labeling, safety, and the decision to file any DAA, in each case with respect to such Product is not resolved by the JEC, [ * ] with respect to such matters at the JEC [ * ] referring such dispute to the Designated Officers or submitting such dispute to any other dispute resolution procedures provided for in Section 14.1.

4.2 Ownership of Regulatory Dossier. Upon transfer of an IND with respect to a Product(s) pursuant to Section 3.5(b), BMS will own all regulatory filings for such Product in order to facilitate BMS’ interactions with Regulatory Authorities. Pursuant to Section 3.5(b), Exelixis shall transfer and assign to BMS, and BMS will receive from Exelixis, all of Exelixis’ right, title and interest to the INDs for the Products. Additionally, Exelixis shall notify the applicable Regulatory Authorities in writing that it is transferring such INDs for the applicable Product to BMS, and BMS would notify the applicable Regulatory Authorities in writing that it is accepting such INDs and all responsibilities associated therewith (including without limitation, the responsibility for reporting adverse events), other than any ongoing activities of Exelixis relating to ongoing Exelixis Clinical Trials (if applicable).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3 Regulatory Matters Relating to the XL184 Product in the United States. With respect to Co-Developed Products in the United States:

(a) Regulatory Filings. Through their members on the JDC, Exelixis and BMS shall cooperate in the drafting and review of all submissions (including any supplements or modifications thereto, but excluding routine adverse event filings (i.e., not relating to serious adverse events as defined by applicable law) to the FDA (including the preparation of an electronic submission of a Drug Approval Application to the FDA, with BMS having primary responsibility for preparing the electronic dossier for each indication). Each Party shall have a right to review (through its members of the appropriate Committee), the content and subject matter of, and strategy for, each Drug Approval Application to be filed in the United States, all correspondence submitted to the FDA related to clinical trial design, all proposed Product labeling (including the final FDA-approved labeling) and post-Regulatory Approval labeling changes. Each Party shall promptly provide the other with copies of all written or electronic communications received by it from, or sent by it to, the FDA with respect to obtaining and maintaining, Regulatory Approvals for Co-Developed Products in the United States (it being understood that routine adverse event filings (i.e., not relating to serious adverse events as defined by applicable law) shall not fall within the meaning of maintenance) and copies of all contact reports produced by such Party. BMS shall be the [ * ] point of contact with any Regulatory Authorities regarding each Product.

(b) Notice of Regulatory Filing Requirements. The Party holding the IND for a Co-Developed Product shall provide to the other Party, within [ * ] of discovery by BMS, notice of any event with respect to Co-Developed Products that triggers any FDA filing requirement that is subject to a deadline imposed by applicable law of less than [ * ] after the discovery of such an event. The co-chairpersons of the JDC shall discuss in good faith and on a timely basis determine the most effective and expeditious means of responding to such FDA filing requirement.

(c) Notice of Changed Regulatory Requirements. The Party holding the IND for a Co-Developed Product shall provide notice to the other Party of any additional requirements which the FDA may impose with respect to obtaining or maintaining Regulatory Approval for Co-Developed Products (including additional clinical trials), and of all FDA inquiries with respect to Co-Developed Products requiring a response within [ * ] of receipt thereof by BMS.

(d) Regulatory Meetings. The Party holding the IND for a Co-Developed Product shall provide the other Party with notice of all meetings, conferences, and discussions (including FDA advisory committee meetings and any other meeting of experts convened by the FDA concerning any topic relevant to Co-Developed Products, as well as Product labeling and post-Regulatory Approval Product labeling discussions with the FDA) scheduled with the FDA concerning any pending Drug Approval Application or any material regulatory matters relating to Co-Developed Products within [ * ] after such Party receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give such other Party a reasonable opportunity to participate in such meetings, conferences and discussions). Such other Party shall be entitled to be present at, and to participate in, all such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

meetings, conferences or discussions. Exelixis’ and BMS’ respective members of the JDC shall use reasonable efforts to agree in advance on the scheduling of such meetings and on the objectives to be accomplished at such meetings, conferences, and discussions and the agenda for the meetings, conferences, and discussions with the FDA. To the extent practicable, the Party holding the IND for a Co-Developed Product shall also include the other Party in any unscheduled, ad-hoc meetings, conferences and discussions with the FDA concerning any pending IND, Drug Approval Application or any material regulatory matters relating to Co-Developed Products.

(e) Regulatory Data. Each Party shall provide to the other Party on a timely basis copies of all material pre-clinical and clinical data compiled in support of a Drug Approval Application or other regulatory filings in the United States with respect to Co-Developed Products (via electronic copies of such data in a form that may be analyzed and manipulated by the other Party).

(f) Common Database. If deemed appropriate by the JDC, the Parties will establish a common database to be controlled, maintained and administered by BMS for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of data arising from clinical trials for Co-Developed Products. The Parties shall agree upon guidelines and procedures for such common database that shall be in accordance with, and enable the Parties and their Affiliates to fulfill their reporting obligations under applicable law. Furthermore, such guidelines and procedures shall be consistent with relevant International Council for Harmonisation (“ICH”) guidelines. The Parties’ costs incurred in connection with receiving, investigating, recording, reviewing, communicating, and exchanging such efficacy data shall be included as an element of Development Costs or Allowable Expenses (to the extent specifically identifiable to or reasonably allocable to the Development or Commercialization of Products for the United States), calculated on a FTE cost and direct out-of-pocket cost basis.

(g) Rights of Reference. Each Party shall have the right to cross reference, file or incorporate by reference any regulatory filing or drug master file (as defined in the Code of Federal Regulations) (and any data contained therein) for any Co-Developed Products, or any component thereof, made in any country in the Territory (including all Approvals) in order to support regulatory filings that such Party is permitted to make under this Agreement for any Co-Developed Products in the United States and to enable either Party to fulfill its obligations under this Agreement to Develop or Manufacture (anywhere in the world) any such Co-Developed Products for use in the United States or Commercialize any such Co-Developed Product in the United States. Each Party shall support the other, as may be reasonably necessary, in obtaining Regulatory Approvals for each Co-Developed Product in the United States, including providing necessary documents, or other materials required by applicable law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement.

4.4 Recalls in the United States. Any decision to initiate a recall or withdrawal of a Co-Developed Product in the United States shall be [ * ], [ * ]; provided, however, that if, as a result of patient safety concerns, there is not [ * ], and in any event before [ * ], the Parties shall promptly and in good faith discuss the reasons therefor and the strategy for implementing any such recall or withdrawal. The costs of any such recall or withdrawal relating to: (i) the Development of a Co-Developed Product for an indication prior to the approval of the Drug Approval Application (or Compendia Listing, as the case may be) for such indication (other than with respect to a recall

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

related to a [ * ]); or (ii) the Commercialization of a Co-Promotion Product shall each be included in Regulatory Expenses. Notwithstanding the preceding sentence, to the extent that any such recall or withdrawal is attributable to the negligence of a Party, such Party shall bear such costs, and such costs shall be excluded from Development Costs and Allowable Expenses. Under no circumstances shall either Party unreasonably object to a recall or withdrawal requested by the other Party, and with respect to a Co-Developed Product neither Party shall have any right to object to a recall or withdrawal requested by the other Party for failure of a Co-Developed Product to meet the Specifications, for material safety concerns, for the manufacture of a Co-Developed Product in a manner that does not comply with applicable law or as requested by Regulatory Authorities. In the event of any recall or withdrawal, BMS shall take any and all necessary action to implement such recall or withdrawal in accordance with applicable law, with assistance from Exelixis as reasonably requested.

4.5 Regulatory Matters Relating to Royalty-Bearing Products in the United States and Products in the Royalty Territory. With respect to Royalty-Bearing Products in the United States and Products in the Royalty Territory:

(a) Preparation of Regulatory Filings. BMS shall prepare and draft all filings (including any supplements or modifications thereto and including the preparation of any electronic submission of a Drug Approval Application) to Regulatory Authorities in each such country for such Royalty-Bearing Product. Each Party shall keep the other Party informed with respect to, and shall promptly provide to the other Party copies of, all material written or electronic communications received by it from, or sent by it to: (i) a Regulatory Authority in the U.S., Japan, a Major European Country or for the EU; and (ii) a Regulatory Authority in a country or jurisdiction other than U.S., Japan, a Major European Country or for the EU to the extent that the substance of such communications: (A) vary materially from what such Party has already disclosed to the other Party with respect to the U.S., Japan, a Major European Country or for the EU under this Section 4.5(a); and (B) [ * ].

(b) Pricing and Reimbursement Approvals. [ * ] in all pricing and reimbursement approval proceedings relating to each Product in the Royalty Territory.

(c) Rights of Reference. BMS shall have the right to cross reference, file or incorporate by reference any regulatory filing or drug master file (as defined in the Code of Federal Regulations) (and any data contained therein) for any Royalty-Bearing Product made in any country in the Territory (including all Approvals) in order to support regulatory filings that BMS is permitted to make under this Agreement for any such Royalty-Bearing Product in the Royalty Territory and to enable such Party to fulfill its obligations under this Agreement to Develop, Manufacture (anywhere in the world), or Commercialize any such Royalty-Bearing Product for use in the Royalty Territory.

4.6 Recalls in the Royalty Territory. Any decision to initiate a recall or withdrawal of a Product in the Royalty Territory shall be made by BMS. In the event of any recall or withdrawal, BMS shall take any and all necessary action to implement such recall or withdrawal in accordance with applicable law, with assistance from the non-lead Party as reasonably requested by BMS. The costs of any such recall or withdrawal in the Royalty Territory shall be borne solely by BMS, except to the extent that the recall or withdrawal is attributable to: (a) the negligence of Exelixis, in which

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

event Exelixis shall bear such costs; or (b) the negligence of both Parties, in which event each Party shall bear such costs to the extent of its respective responsibility, and in either case ((a) or (b)), such costs shall be excluded from Development Costs and Allowable Expenses.

4.7 Pharmacovigilance Agreement. Subject to the terms of this Agreement, and within [ * ] after the Effective Date, BMS and Exelixis (under the guidance of their respective Pharmacovigilance Departments, or equivalent thereof) shall re-define, re-state and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being as initially stated in the Pharmacovigilance Agreement dated as of August 13, 2008 (hereafter referred to as the “Pharmacovigilance Agreement”) for BMS-833923/XL139, including the addition of XL184, XL281 and any future Collaboration Compounds. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of such Product. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and national regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonisation (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. The Pharmacovigilance Agreement will provide for a worldwide safety database to be maintained by BMS. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement (as the Parties may agree to modify it from time to time) and to cause its Affiliates and Sublicensees to comply with such obligations.

5.	COMMERCIALIZATION

5.1 Overview. As between the Parties, BMS shall be the lead Party for all Commercialization activities throughout the world, and BMS shall book sales of all Products in all countries.

5.2 Commercialization Plans.

(a) Commercialization Plans. For each Co-Developed Product, the JCC (or the JEC as described in Section 5.2(b) below) shall be responsible for creating a global strategy for the Commercialization of such Product pursuant to a comprehensive, rolling, three-year commercialization plan (the “Global Commercialization Strategy”), along with creating a comprehensive, rolling, three-year commercialization plan setting forth the anticipated Commercialization activities in the U.S. (including without limitation market research, launch plans, product positioning, and detailing activities) and timelines for such activities (the “U.S. Commercialization Plan”). The U.S. Commercialization Plan shall, in the case of the Co-Promotion Products, allocate responsibility for carrying out such activities between BMS and Exelixis, and shall include a detailed and specific budget for all such activities. The U.S. Commercialization Plan shall be consistent with the then-current Global Commercialization Strategy and the Co-Promotion Agreement (if any), and the U.S. Commercialization Plan may be included as a part of the Global Commercialization Strategy.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) The initial Global Commercialization Strategy and the initial U.S. Commercialization Plan shall be generated by the BMS, in a manner consistent with BMS’ planning for products at a similar stage of development, for review by Exelixis prior to creation of the JCC. As soon as practicable upon the creation of the JCC, the JCC shall prepare, and submit to the JEC for its approval, any update to the Global Commercialization Strategy and U.S. Commercialization Plan that meets the requirements of Section 5.2(a). Each updated U.S. Commercialization Plan for a particular Product, once approved by the JEC, shall become effective and supersede the previous U.S. Commercialization Plan for such Product as of the date of such approval or at such other time decided by the JEC. The JEC shall not approve a U.S. Commercialization Plan that is inconsistent with or contradicts the terms of this Agreement or the Co-Promotion Agreement (if any) without the written consent of the Parties, and in the event of any inconsistency between the U.S. Commercialization Plan, on the one hand, and this Agreement or the Co-Promotion Agreement (if any), on the other hand, the terms of this Agreement or the Co-Promotion Agreement (if any), as the case may be, shall prevail.

5.3 Diligent Commercialization. BMS (and Exelixis with respect to a Co-Promotion Product in the U.S.) shall use Diligent Efforts to Commercialize each Product in each country in the Major Territory for each indication for which it receives Regulatory Approval; provided, however, that: (a) [ * ] shall [ * ] to Co-Promote a Co-Promotion Product for [ * ]; and (b) [ * ] shall [ * ] to actively promote XL184 for [ * ]. For clarity, the foregoing [ * ] subsection 5.3(b) shall [ * ] use Diligent Efforts to make available for sale any Co-Developed Product in the event that Regulatory Approval for such Co-Developed Product has been obtained [ * ].

5.4 Option to Co-Promote.

(a) In General. BMS hereby grants to Exelixis the first and exclusive option (a “Co-Promotion Option”) to co-promote each Co-Developed Product in the U.S. in accordance with a co-promotion agreement (the “Co-Promotion Agreement”) to be negotiated in good faith by the Parties [ * ] subsequent to Exelixis’ exercise of the Co-Promotion Option with respect to a particular Co-Developed Product.

(b) Exercise. BMS shall give Exelixis prompt written notice (the “Co-Promotion Notice”) of the [ * ], and shall provide with such notice: (i) the anticipated date of Launch of the Co-Developed Product in the U.S.; and (ii) the then-current Global Commercialization Strategy and U.S. Commercialization Plan (as created pursuant to Section 5.2(b)), including budgets relating to the commercialization activities set forth under such plan. Exelixis may exercise its Co-Promotion Option with respect to such Co-Developed Product by written notice to BMS no later than [ * ] after Exelixis receives a Co-Promotion Notice. A Co-Developed Product for which Exelixis timely exercises its Co-Promotion Option may be referred to from time to time as a Co-Promotion Product. The Parties shall continue to share Operating Profits (or Losses) in accordance with Sections 5.5 and 8.2 with respect to each Co-Developed Product, regardless whether Exelixis exercises or does not exercise its Co-Promotion Option with respect to any Co-Developed Product.

(c) Co-Promotion Agreement. The Co-Promotion Agreement will include the specific terms set forth in Exhibit 5.4(c), along with additional terms and conditions customary in the industry for an agreement of this type. In the event of any inconsistency between the terms of this Agreement and the terms of the Co-Promotion Agreement, the terms of this Agreement shall prevail.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) Termination of Co-Promotion Rights Due to Financial Trigger. In the event that Exelixis’ Cash Reserves fall below Eighty Million Dollars ($80,000,000), Exelixis shall notify BMS within [ * ] and shall discuss with BMS the corresponding situation. Upon receipt of any such notice, or upon the filing by Exelixis of financial statements with the Securities and Exchange Commission that show Exelixis’ Cash Reserves to be below Eighty Million Dollars ($80,000,000), then BMS shall have the right, upon delivery of written notice to Exelixis, to terminate Exelixis’ Co-Promotion and profit-share rights with respect to one or more Co-Promotion Products; provided, however, that Exelixis may automatically restore its Co-Promotion and profit-share rights if Exelixis can increase its Cash Reserves to Eighty Million Dollars ($80,000,000) within ninety (90) days of receipt of such notice. In the event Exelixis’ rights to Co-Promote and profit-share have been terminated, Exelixis shall have no further responsibility for conducting new activities or funding Development or Commercialization activities with respect to the Co-Promotion Product, and shall complete any ongoing activities with respect to the Co-Promotion Product, subject to reimbursement by BMS of one hundred percent (100%) of any costs associated with such continuing activities unless such work is transferred to BMS at the discretion of the JCC, and such Co-Promotion Product shall become a Royalty-Bearing Product.

5.5 Commercialization Costs. All costs and expenses incurred by the Parties in connection with the Commercialization of each Co-Developed Product in the U.S. shall be included in the calculation of Operating Profit (or Losses) for such Product, and shall be allocated between the Parties, in accordance with this Section 5.5, and Sections 8.2 and 8.3. BMS shall bear all costs and expenses incurred by the Parties in connection with the Commercialization of: (a) all Products in the Royalty Territory; and (b) all Royalty-Bearing Products in the U.S.

5.6 Commercialization Reports. With respect to each Co-Developed Product, BMS shall keep the JCC fully informed regarding the progress and results of its Commercialization activities and those of its Affiliates, sublicensees, and Third Party contractors in the U.S. With respect to Royalty-Bearing Products, BMS shall, on a [ * ] basis, BMS shall provide the JCC with a written report that summarizes, in reasonable detail, all Commercialization activities performed during the preceding [ * ] period, and compares such performance with the goals and timelines set forth in the Global Commercialization Strategy and (as appropriate) the U.S. Commercialization Plan (if applicable). BMS shall also promptly provide any additional Information regarding the Commercialization of Products reasonably requested by the JCC or by Exelixis. For clarity, each Party will provide [ * ] updates to the JCC with respect to its Commercialization activities relating to the Co-Promotion Product in the U.S.

5.7 Standards of Conduct. Each Party shall perform, or shall ensure that its Affiliates, sublicensees and Third Party contractors perform, all Commercialization activities in a good scientific and ethical business manner and in compliance with applicable laws, rules and regulations.

5.8 Sales Force Training. BMS shall develop and conduct training programs specifically relating to the Products for its sales representatives. BMS agrees to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.	MANUFACTURING

6.1 Clinical and Commercial Supply. Any costs and expenses incurred by either party in carrying out Manufacturing shall be: (a) in the event that such expenses relate to Manufacture for use of a Co-Developed Product for Development use in the Co-Development Territory, treated as Development Costs; (b) in the event that such expenses relate to Manufacture for use of a Co-Developed Product for Commercial sale in the U.S., treated as Allowable Expenses; and (c) in all other cases, reimbursed one hundred percent (100%) by BMS. Prior to the transfer under Section 6.2 of the Manufacturing technology for the XL281, Exelixis shall Manufacture, or arrange with a Third Party for the Manufacture of, such XL281 Product for the clinical supply of the Exelixis Clinical Trials relating to such XL281 Product. After the completion of Exelixis’ transfer under Section 6.2 of the Manufacturing technology for a given Product, BMS shall Manufacture, or arrange with Third Parties for the Manufacture of, such Products (in bulk and finished form) for use in Development and Commercialization. BMS shall at all times be the Lead Party with respect to manufacturing process development as such activities relate to Manufacturing.

6.2 Transfer of Manufacturing Right.

(a) Within [ * ] after the Effective Date, Exelixis shall disclose (and provide copies, as applicable) to either BMS or a Third Party manufacturer reasonably acceptable to Exelixis (which election shall be made by BMS) all Information Controlled by Exelixis that is related to the Manufacturing of the Products and is reasonably [ * ] to enable BMS or such Third Party manufacturer (as appropriate) to Manufacture such Products.

(b) BMS and/or its Third Party manufacturer shall use any Information transferred pursuant to Section 6.2(a) solely for the purpose of Manufacturing Products containing such Products for use by Exelixis or BMS under this Agreement, and for no other purpose.

(c) BMS acknowledges and agrees that Exelixis may condition its agreement to transfer of any Manufacturing technology or Information to a Third Party manufacturer on the execution of a confidentiality agreement between such Third Party manufacturer and Exelixis that contains terms substantially equivalent to those of Article 10 of this Agreement.

7.	LICENSES; INTELLECTUAL PROPERTY

7.1 Licenses to BMS. Subject to the terms of this Agreement:

(a) Clinical Development and Commercialization.

(i) Exelixis hereby grants to BMS a co-exclusive, revenue-bearing license under the Exelixis Licensed Patents and the Exelixis Licensed Know-How to clinically develop, make, have made, use, sell, offer for sale and import Co-Developed Products in the U.S.

(ii) Exelixis hereby grants to BMS an exclusive (subject to Exelixis’ right to conduct Exelixis Clinical Trials and work under the Backup Programs pursuant to this Agreement), royalty-bearing license under the Exelixis Licensed Patents and the Exelixis Licensed Know-How to clinically develop, make, have made, use, sell, offer for sale and import: (A) Royalty-Bearing Products in the U.S.; and (B) Products in the Royalty Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) The licenses granted to BMS in Sections 7.1(a)(i) and (ii) under the Existing Exelixis Patents shall [ * ]. As a result, in Exelixis’ conduct of the Backup Program for XL184 pursuant to Section 2.12(b), Exelixis shall [ * ]. In addition, if BMS conducts the Program Backup with respect to XL184 pursuant to Section 2.12(c), BMS shall [ * ], and Exelixis shall determine in good faith [ * ]. If Exelixis determines that [ * ], then the Parties shall [ * ]. Furthermore, Exelixis shall (subject to its [ * ] obligations [ * ]) use commercially reasonable efforts to [ * ].

(b) Co-Branding.

(i) Exelixis Marks.

(1) Exelixis Marks. In the U.S., Japan and the Major European Countries, the Parties anticipate using certain of Exelixis existing corporate trademarks to identify Exelixis as a contributor to the discovery, Development and Commercialization of Products (collectively, the “Exelixis Marks”). Provided such uses comply with applicable laws and market practice in the U.S., the Exelixis Marks shall be used on the Product label, packaging and promotional/marketing material, and shall be displayed with equal prominence as the BMS corporate trademark (in cases where such trademark is used). The Exelixis Marks existing as of the Effective Date are set forth on Exhibit 7.1(b)(i).

(2) Trademark License Agreement. Within [ * ] after the Effective Date, the Parties shall commence negotiations of a trademark license agreement setting forth terms and conditions under which Exelixis will grant to BMS a royalty-free, non-exclusive license to use such Exelixis Marks solely in connection with the Commercialization of the Products in the Territory and in a manner consistent with Section 7.1(b)(i)(1) (the “Trademark License Agreement”). Such Trademark License Agreement shall provide that: (A) in the event of termination, BMS shall have the right to use existing materials and packaging bearing such Exelixis Marks; (B) BMS may cease using any Exelixis Marks in the event of a material breach by Exelixis pursuant to Section 11.3(b) or any bankruptcy or insolvency of Exelixis; and (C) the Trademark License Agreement shall not in any way alter the decision-making authority of BMS with respect to Commercialization matters pursuant to this Agreement. and (D) there shall be no additional consideration paid to Exelixis (except as set forth in this Agreement) for the use of such trademark.

(3) Arbitration. If the Parties do not agree upon the terms of the Trademark License Agreement within [ * ] after the Effective Date, then either Party may, by written notification to the other Party, submit the matter to binding “baseball” arbitration to determine the terms of the Trademark License Agreement as follows. Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties, shall have significant experience and expertise in trademark license agreements for pharmaceutical products, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the Parties cannot agree on such arbitrator within [ * ] of request by a Party for arbitration, then such arbitrator shall be appointed by JAMS (formerly, the Judicial Arbitration and Mediation Service) (“JAMS”), which arbitrator must meet the foregoing criteria. Within [ * ] after an arbitrator is selected (or appointed, as

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the case may be), each Party will deliver to both the arbitrator and the other Party a detailed written proposal setting forth its proposed terms for the Trademark License Agreement (the “Proposed Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding ten (10) pages in length. The Parties will also provide the arbitrator a copy of this Agreement, as may be amended at such time. Within [ * ] after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the arbitrator (with a copy to the other Party) a response to the other Party’s Support Memorandum, such response not exceeding five (5) pages in length. Neither Party may have any other communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 7.1(b)(i)(3); provided that, the arbitrator may convene a hearing if the arbitrator so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms. Within [ * ] after the arbitrator’s appointment, the arbitrator will select one of the two Proposed Terms (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement and most accurately reflects industry norms for a transaction of this type. The decision of the arbitrator shall be final, binding, and unappealable and the Parties shall promptly enter into a Trademark License Agreement having the terms set forth in the Proposed Terms selected by the arbitrator. For clarity, the arbitrator must select as the only method to determine the terms of the Trademark License Agreement one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or take any other action. Except as expressly stated in this Section 7.1(b)(i)(3), such arbitration shall be conducted in accordance with JAMS’ Streamlined Arbitration Rules and Procedures then in effect.

(ii) Royalty-Bearing Products. Subject to Section 7.1(b)(i), BMS shall be solely responsible for creating all packaging and promotional materials for the Royalty-Bearing Products. BMS shall own all right, title and interest in and to any and all such promotional materials, including all applicable copyrights, trademarks (other than Exelixis’ name and logo), program names and domain names.

(iii) Advertising and Promotional Materials. Subject to Section 7.1(b)(i), BMS shall create and the JCC shall review and approve the overall strategy with respect to packaging and promotional materials for use in the U.S. with respect to Co-Promotion Products. Subject to Section 7.1(b)(i), the JCC shall determine the placement of the names and logos of the Parties in any promotional materials. BMS shall own all right, title and interest in and to any and all such promotional materials, including all applicable copyrights, trademarks (other than Exelixis’ name and logo), program names and domain names.

(c) Sublicensing. The licenses granted to BMS in Section 7.1(a)(i) are, subject to Section 7.5(b), sublicenseable solely with the prior written consent of Exelixis, which consent shall not be unreasonably withheld; provided that BMS may engage contract service providers for the purpose of carrying out its Development, Commercialization and Manufacturing activities pursuant to the Collaboration without the prior consent of (or notice to) Exelixis. The licenses granted to BMS in Section 7.1(a)(ii) shall be freely sublicenseable by BMS in connection with the Development, Commercialization and/or Manufacturing of Royalty Bearing Products.

(d) Exelixis Retained Rights. Exelixis retains all rights to use the Exelixis Licensed Know-How and Exelixis Patents except those expressly granted to BMS on an exclusive basis under the terms of this Agreement. In addition, notwithstanding the exclusive licenses granted

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to BMS pursuant to Section 7.1, Exelixis retains the right under the Exelixis Licensed Patents and the Exelixis Licensed Know-How to: (i) make, have made, use, and test Collaboration Compounds solely for internal research purposes; (ii) clinically develop, make, have made and use (and to sublicense (or otherwise enter into contractual arrangements with) Third Parties to clinically develop, make or use) the Collaboration Compound for the Exelixis Clinical Trials during the Exelixis Development Period; or (iii) perform its obligations under any Approved Plan.

7.2 Licenses to Exelixis.

(a) Clinical Development and Commercialization. Subject to the terms of this Agreement, BMS hereby grants to Exelixis a co-exclusive, revenue-bearing license under the BMS Licensed Patents and the BMS Licensed Know-How to clinically develop, make, have made, use, sell, offer for sale and import the Co-Promotion Product in the U.S.

(b) Sublicensing. The license granted to Exelixis in Sections 7.2(a) is, subject to Section 7.5(b), sublicenseable solely with the prior written consent of BMS, which consent shall not be unreasonably withheld.

(c) BMS Retained Rights. BMS retains all rights to use the BMS Licensed Know-How and BMS Patents except those expressly granted to Exelixis on an exclusive basis under the terms of this Agreement.

7.3 Mutual Covenants.

(a) BMS hereby covenants that BMS shall not (and shall ensure that any of its permitted sublicensees shall not) use any Exelixis Licensed Know-How or Exelixis Licensed Patents for a purpose other than that expressly permitted in Section 7.1.

(b) Exelixis hereby covenants that Exelixis shall not (and shall ensure that any of its permitted sublicensees shall not) use any BMS Licensed Know-How or BMS Patents for a purpose other than that expressly permitted in Section 7.2.

7.4 No Additional Licenses. Except as expressly provided in Sections 7.1, 7.2, and Article 11, nothing in this Agreement grants either Party any right, title or interest in and to the intellectual property rights of the other Party (either expressly or by implication or estoppel).

7.5 Sublicensing.

(a) In General. Each Party shall provide the other Party with the name of each permitted sublicensee of its rights under this Article 7 and a copy of the applicable sublicense agreement; provided that each Party may redact confidential or proprietary terms from such copy, including financial terms. The sublicensing Party shall remain responsible for each permitted sublicensee’s compliance with the applicable terms and conditions of this Agreement.

(b) Right of First Refusal for Sublicense of Co-Promotion Rights. During the Term, should Exelixis decide to sublicense its rights under Section 7.2(a) to any Third Party, or should BMS decide to sublicense its rights under Section 7.1(a) to any Third Party, then the Party desiring to grant such sublicense (the “Sublicensing Party”) shall promptly notify the other Party

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(the “Other Party”) in writing. The Other Party shall have a first and exclusive right of negotiation to obtain from the Sublicensing Party such sublicense on commercially reasonable terms. If the Other Party exercises this right by so notifying the Sublicensing Party in writing within [ * ] of the receipt of the Sublicensing Party’s notice, the Parties shall negotiate in good faith for [ * ] (the “Negotiation Period”) from the date the Sublicensing Party receives such notice from the Other Party to arrive at commercially reasonable terms (including any applicable royalty rate or other consideration) of an agreement for such a sublicense. If mutual agreement is not reached during the Negotiation Period, then the Sublicensing Party shall be free to pursue a Third Party sublicensee, subject to Sections 7.1(c) and 7.2(b), as applicable; provided, however, that the Sublicensing Party may not grant a sublicense to such Third Party on terms more favorable to such Third Party (taking into consideration the overall aggregate of economic factors) than those which the Sublicensing Party last offered to the Other Party; and provided further that in the event that no such sublicense to a Third Party occurs for a period of [ * ] subsequent to the expiration of the Negotiation Period described above, then the terms of this Section 7.5(b) shall once again apply to any proposed sublicense by the Sublicensing Party (i.e., as if the Negotiation Period had never occurred).

7.6 Ownership.

(a) Exelixis shall (at BMS’ sole expense), as soon as practicable following the Effective Date, and subject to the requirements and limitations (to the extent, and only for the duration, applicable) of that [ * ], [ * ] the Exelixis Licensed Patents, solely with respect to the Exelixis Licensed Patents that are filed in the following countries (to the extent that Exelixis has Exelixis Licensed Patents in such country), pursuant to one or more [ * ] mutually agreeable to the Parties: [ * ]. Such [ * ] shall [ * ] in this Agreement with respect to corresponding Exelixis Licensed Patents that are filed in the U.S., which [ * ] with respect to such Exelixis Licensed Patents as set forth in this Agreement. For clarity, the costs described in this Section 7.6(a) shall not be deemed to be Allowable Expenses. BMS shall (at its sole expense) promptly [ * ] as it relates to the Exelixis Licensed Patents and/or country(ies) applicable to such Product if any of the events described in Section 7.10(c) occur, and, in the event BMS fails to do so, BMS appoints Exelixis its attorney in fact to [ * ].

(b) The inventorship of all Sole Inventions and Joint Inventions shall be determined under the U.S. patent laws.

(c) Each Party shall own the entire right, title and interest in and to any and all of its Sole Inventions, and Patents claiming only such Sole Inventions (and no Joint Inventions) (“Sole Invention Patents”). BMS and Exelixis shall be joint owners in and to any and all Joint Inventions and Patents claiming such Joint Inventions (“Joint Invention Patents”). BMS and Exelixis as joint owners each shall have the right to exploit and to grant licenses under such Joint Inventions, and where exercise of such rights require, under the laws of a country, the consent of the other Party, with the consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned) unless otherwise specified in this Agreement.

(d) All employees, agents and contractors of each Party shall be under written obligation to assign any inventions and related intellectual property to the Party for whom they are employed or are providing services.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) The Parties acknowledge and agree that this Agreement shall be deemed to be a “Joint Research Agreement” as defined under 35 U.S.C. 103(c).

7.7 Disclosure. Each Party shall submit a written report to the JEC no less frequently than within [ * ] of the end of each [ * ] describing any Sole Invention or Joint Invention arising during the prior [ * ] in the course of the Collaboration or thereafter in accordance with this Agreement which it believes may be patentable or at such earlier time as may be necessary to preserve patentability of such invention. Each Party shall provide to the other Party such assistance and execute such documents as are reasonably necessary to permit the filing and prosecution of such patent application to be filed on such Sole Invention or Joint Invention, or the issuance, maintenance or extension of any resulting Patent.

7.8 Patent Prosecution and Maintenance; Abandonment.

(a) Prosecution.

(i) Filing, Prosecution and Maintenance of Invention Patents Controlled by Exelixis. Subject to Sections 7.8(a)(ii) and (v) below, [ * ] shall be responsible for the preparation, filing, prosecution (including any interferences, reissues and reexaminations) and maintenance of all Joint Invention Patents, Sole Invention Patents Controlled by Exelixis, and Exelixis Licensed Patents that in each case are co-owned, or co-exclusively or exclusively licensed to BMS under Section 7.1 (the “Exelixis Prosecuted Patents”), provided that such responsibilities shall be carried out by [ * ], and provided further that, in each case, [ * ]. [ * ], or its [ * ], shall provide [ * ] with an update of the filing, prosecution and maintenance status for each of the Exelixis Prosecuted Patents on a periodic basis, and shall use commercially reasonable efforts to consult with and cooperate with [ * ] with respect to the filing, prosecution and maintenance of the Exelixis Prosecuted Patents, including [ * ] of proposed filings to allow BMS a reasonable opportunity for review and comment before such filings are due. [ * ], shall provide to [ * ] copies of any papers relating to the filing, prosecution and maintenance of the Exelixis Prosecuted Patents promptly upon their being filed and received.

(ii) Abandonment. In no event shall [ * ] knowingly permit any of the Exelixis Prosecuted Patents to be abandoned in any country, or elect not to file a new patent application claiming priority to a patent application within the Exelixis Prosecuted Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without [ * ] written consent (such consent not to be unreasonably withheld, delayed or conditioned) or [ * ] otherwise first being given an opportunity to assume full responsibility [ * ] for the continued prosecution and maintenance of such Exelixis Prosecuted Patents or the filing of such new patent application. Accordingly, [ * ], shall provide [ * ] with notice of the allowance and expected issuance date of any patent within the Exelixis Prosecuted Patents, or any of the aforementioned filing deadlines, and [ * ] shall provide [ * ] with prompt notice as to whether [ * ] desires [ * ] to file such new patent application. In the event that [ * ] decides either: (A) not to continue the prosecution or maintenance of a patent application or patent within the Exelixis Prosecuted Patents in any country; or (B) not to file such new patent application requested to be filed by [ * ], [ * ] shall provide [ * ] with notice of this decision at least [ * ] prior to any pending lapse or abandonment thereof, and [ * ] shall thereafter have the right to assume

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

responsibility for the filing, prosecution and maintenance of such patent or patent application. In the event that [ * ] assumes such responsibility for such filing, prosecution and maintenance, [ * ] shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to patent counsel (outside or internal) selected by [ * ], and [ * ] shall cooperate as reasonably requested by [ * ] to facilitate control of such filing, prosecution and maintenance by [ * ]. In the case where [ * ] takes over the filing, prosecution or maintenance of any patent or patent application as set forth above, [ * ] to [ * ] in any way with respect to its handling of, or the results obtained from, the filing, prosecution, issuance, extension or maintenance of any such application or any resulting patent or any failure by it to so file, prosecute, extend or maintain. In addition, [ * ] shall, [ * ], provide such assistance and execute such documents as are reasonably necessary to continue or permit the filing, prosecution or maintenance of such patent or patent application or the issuance, maintenance or extension of any resulting patent or permit enforcement of such patent application or any such patent, including assignment of same to [ * ] in accordance with Section 7.8(d).

(iii) Filing, Prosecution and Maintenance of Sole Invention Patents Controlled by BMS. In accordance with this Section 7.8(a)(iii), BMS shall be responsible for the filing, prosecution (including any interferences, reissues and reexaminations) and maintenance of all Sole Invention Patents Controlled by BMS.

(iv) Patent Term Extension. Exelixis and BMS shall each cooperate with each another and shall use commercially reasonable efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering the Products. If elections with respect to obtaining such patent term extensions are to be made, BMS shall have the right to make the election to seek patent term extension or supplemental protection.

(v) Exelixis Right to Separate Claims. To the extent that any Sole Invention Patent of Exelixis contains claims that cover compounds that are not Collaboration Compounds, Exelixis shall have the right to separate any claims that cover such compounds and to file such claims in a separate application (e.g., a continuation, continuation-in-part, or divisional application). Exelixis shall notify BMS in writing prior to separating such claims, and such separation shall be at Exelixis’ sole expense.

(b) Payment of Prosecution Costs. BMS shall bear the out-of-pocket expenses (including reasonable fees for any outside counsel, but not Exelixis’ inside counsel fees) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of: (X) [ * ]; and (Y) the [ * ], provided that if any [ * ] is part of a patent application or patent that covers other inventions that are [ * ], then the Parties shall mutually agree upon an appropriate allocation of the expenses so that BMS does not bear any portion of the [ * ] attributable to such other inventions.

(c) Payment of Expenses for Joint Inventions. Exelixis and BMS shall mutually agree on the percentage of expenses that each Party shall bear with respect to Joint Inventions for which the cost of filing, prosecuting or maintaining such Joint Invention is not the responsibility of a Party under Section 7.8(b) hereof (which, in the absence of any other agreement between the Parties, shall be divided [ * ]).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) Non-payment of Expenses.

(i) If a Party elects not to pay its share of any expenses with respect to a Patent covering a Joint Invention in a given country under any of Sections 7.8(b) or (c) (each, a “Joint Patent”), such Party shall inform the other Party in writing not less than [ * ] before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable), and, if the other Party assumes the expenses associated with the Joint Patent, then the assuming Party [ * ] and the other Party shall [ * ].

(ii) If a Party is the assignee or owner of a Patent (other than a Joint Patent) that is licensed to the other Party under any of Sections 7.1 or 7.2, and such owning Party elects not to pay its share of expenses pursuant to Sections 7.8(b) or 7.8(c) in a given country, such owning Party shall inform the other Party in writing not less than [ * ] before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable). If the other Party assumes the expenses associated with the Patent in such country, then the assuming Party [ * ] and the owning Party shall [ * ].

(iii) If a Party is the licensee of a Patent (other than a Joint Patent) under any of Sections 7.1 or 7.2, and such Party elects not to pay its share of expenses pursuant to Sections 7.8(b) or 7.8(c) in a given country, such Party shall inform the other Party in writing not less than [ * ] before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable) (such Patent(s) in such countries, as identified in such notice, being a “[ * ] Right”), and [ * ] under such Sections 7.1 or 7.2, as applicable, with respect to the relevant Patent in such country, provided that [ * ]. It is also understood that such licensee shall be offered the opportunity to assume its share of the responsibility for the costs of filing, prosecution and maintenance of any Patent(s) claiming priority directly or indirectly from any such [ * ] Right, and that where such expenses are assumed by such licensee, it shall be afforded all the rights and licenses as provided under this Agreement for the licensed Patents (other than the [ * ] Right) with respect to such Patent(s) claiming priority directly or indirectly from any such [ * ] Right.

(e) Notwithstanding Sections 7.8(b), (c) and (d), any costs incurred by the Parties associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of a U.S. Patent in the Exelixis Prosecuted Patents or the BMS Licensed Patents shall, solely to the extent such Patent claims the use, manufacture, or sale of a Co-Promotion Product, be included as an element of Allowable Expenses.

(f) Each Party shall provide to the other Party, on a [ * ] basis, a patent report that includes the serial number, docket number and status of each Patent for which such Party has the right to direct the filing, prosecution and maintenance and which covers a Sole Invention (in the case of [ * ]) or Joint Invention. The Parties through their patent counsel shall discuss as appropriate (but not more than [ * ]) ways in which to allocate such out-of-pocket expenses in an appropriate, cost-effective manner consistent with the purposes of this Agreement and Exelixis’ obligations to Third Parties.

(g) BMS’ right to file, prosecute and maintain any Exelixis Existing Patents covering XL184 shall be subject to any right to file, prosecute and maintain such Patents by GSK then in existence.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.9 Enforcement of Patent Rights.

(a) Enforcement of Exelixis Sole Patents.

(i) Enforcement by [ * ]. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement by a Third Party of a Patent claiming a Sole Invention of Exelixis that claims the composition of matter (including formulation), manufacture or use of one or more Products that is being Developed or Commercialized using Diligent Efforts and which is co-exclusively or exclusively licensed to BMS under Section 7.1 (for purposes of this Section 7.9(a)(i) only, an “Exelixis Sole Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to the other Party’s in-house counsel concerning suspected infringement of an Exelixis Sole Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. Where such suspected infringement involves such Third Party’s development, manufacture, use or sale of a product directed against an Identified Target of a Product, [ * ] shall have the right, but shall not be obligated, to bring an infringement action against any such Third Party or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. [ * ] shall reasonably assist [ * ] (at [ * ] expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by [ * ] or required by law, and [ * ] shall hold [ * ] harmless from any liability incurred by [ * ] arising out of any such proceedings or actions at [ * ] request. [ * ] shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of any such [ * ] Sole Patent may be entered into by [ * ] without the prior consent of [ * ] (such consent not to be unreasonably withheld, delayed or conditioned).

(ii) Enforcement by [ * ]. If [ * ] elects not to bring any action for infringement or to defend any proceeding described in Section 7.9(a)(i) and so notifies [ * ], or where [ * ] (or any other party other than [ * ] who is licensed under such [ * ] Sole Patent) otherwise desires to bring an action or to defend any proceeding directly involving an [ * ] Sole Patent, then [ * ] may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided that [ * ] must confer with [ * ] with respect to any such action or proceeding and obtain the prior written consent of [ * ] to commence such action or proceeding, such consent not to be unreasonably withheld, delayed or conditioned; provided further, that with respect to any [ * ] Sole Patent that is a Patent listed or listable in the FDA’s Orange Book (or foreign equivalent(s) of such Patent or the FDA’s Orange Book) by [ * ] (a “Listable Patent”), if [ * ] fails to consent to any such action or proceeding, the Royalty Term for any Product that is claimed in such [ * ] Sole Patent shall in no event be diminished by any failure to enforce such [ * ] Sole Patent. [ * ] shall reasonably assist [ * ] (at [ * ] expense) in any action or proceeding being prosecuted or defended by [ * ], if so requested by [ * ] or required by law, and [ * ] shall hold [ * ] harmless from any liability incurred by [ * ] arising out of any such proceedings or actions. [ * ] shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of a Listable Patent, may be entered into by [ * ] without the prior consent of [ * ] (such consent not to be unreasonably withheld, delayed or conditioned).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Enforcement of Joint Patents.

(i) Joint Product Patents.

(1) Enforcement by [ * ]. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement of a Patent claiming a Joint Invention that pertains to the composition of matter (including formulation), manufacture or use of one or more Products that is being developed or commercialized using Diligent Efforts and which is co-exclusively or exclusively licensed to BMS under Section 7.1 (a “Joint Product Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to the other Party’s in-house counsel concerning suspected infringement of a Joint Product Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. [ * ] shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. [ * ] shall reasonably assist [ * ] (at [ * ] expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by [ * ] or required by law, and [ * ] shall hold [ * ] harmless from any liability incurred by [ * ] arising out of any such proceedings or actions. [ * ] shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a Joint Product Patent may be entered into by [ * ] without the prior consent of [ * ] (such consent not to be unreasonably withheld, delayed or conditioned).

(2) Enforcement by [ * ]. If [ * ] elects not to bring any action for infringement or to defend any proceeding described in Section 7.9(b)(i)(1) and so notifies [ * ], or for any other enforcement by [ * ] of a Joint Product Patent which is co-exclusively or exclusively licensed to [ * ] under Section 7.1, then [ * ] may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided that [ * ] must confer with [ * ] with respect to any such action or proceeding and obtain the prior written consent of [ * ] to commence such action or proceeding, such consent not to be unreasonably withheld, delayed or conditioned; provided further, that with respect to any Joint Product Patent that is a Listable Patent, if [ * ] fails to consent to any such action or proceeding, the Royalty Term for any Product that is claimed in such Joint Product Patent shall in no event be diminished by any failure to enforce such Joint Product Patent. [ * ] shall reasonably assist [ * ] (at [ * ] expense) in any action or proceeding being prosecuted or defended by [ * ], if so requested by [ * ] or required by law, and [ * ] shall hold [ * ] harmless from any liability incurred by [ * ] arising out of any such proceedings or actions. [ * ] shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a Joint Product Patent may be entered into by [ * ] without the prior consent of [ * ] (such consent not to be unreasonably withheld, delayed or conditioned).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) Other Joint Patents.

(1) Enforcement by [ * ]. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement of a Patent that claims a Joint Invention but is not a Joint Product Patent (an “Other Joint Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to the other Party’s in-house counsel concerning suspected infringement of an Other Joint Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. [ * ] shall have the right, but shall not be obligated, to prosecute an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. [ * ] shall reasonably assist [ * ] (at [ * ] expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by [ * ] or required by law, and [ * ] shall hold [ * ] harmless from any liability incurred by [ * ] arising out of any such proceedings or actions. [ * ] shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent may be entered into by [ * ] without the prior consent of [ * ] (such consent not to be unreasonably withheld, delayed or conditioned).

(2) Enforcement by [ * ]. If [ * ] elects not to bring any action for infringement or to defend any proceeding described in Section 7.9(b)(ii)(1) and so notifies [ * ], then [ * ] may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided that [ * ] must confer with [ * ] with respect to any such action or proceeding and obtain the prior written consent of [ * ] to commence such action or proceeding, such consent not to be unreasonably withheld, delayed or conditioned; provided further, that with respect to any Other Joint Patent that is a Listable Patent, if [ * ] fails to consent to any such action or proceeding, the Royalty Term for any Product that is claimed in such Other Joint Patent shall in no event be diminished by any failure to enforce such Other Joint Patent. [ * ] shall reasonably assist [ * ] (at [ * ] expense) in any action or proceeding being prosecuted or defended by [ * ], if so requested by [ * ] or required by law, and [ * ] shall hold [ * ] harmless from any liability incurred by [ * ] arising out of any such proceedings or actions. [ * ] shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent may be entered into by [ * ] without the prior consent of [ * ] (such consent not to be unreasonably withheld, delayed or conditioned).

(c) General Provisions Relating to Enforcement of Patents.

(i) Withdrawal. If either Party brings such an action or defends such a proceeding under this Section 7.9 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 7.9 (including such prior written consent as provided for under this Section 7.9) at its own expense.

(ii) Recoveries. In the event either Party exercises the rights conferred in this Section 7.9 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be [ * ].

(iii) Patent Enforcement in the U.S. Notwithstanding any cost allocations set forth in Sections 7.9(a) and (b), and notwithstanding the allocation of recoveries set forth in Section 7.9(c)(ii): (A) any costs incurred by either Party in connection with actions taken under this Section 7.9 against suspected infringement by a Third Party in the U.S. that involves such Third Party’s development, manufacture, use or sale of a product reasonably likely to materially affect sales of a Co-Promoted Product shall be [ * ]; and (B) any recoveries received by either Party in connection with such actions shall, [ * ].

(d) Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all international equivalents), BMS shall use commercially reasonable efforts consistent with its obligations under applicable law (including any applicable consent order) to seek, maintain and enforce all such data exclusivity periods available for the Products. With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Product, upon request by BMS (and at BMS’ expense), Exelixis shall provide reasonable cooperation to BMS in filing and maintaining such Orange Book (and foreign equivalent) listings.

(e) No Action in Violation of Law. Neither Party shall be required to take any action pursuant to this Section 7.9 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree applicable to such Party.

(f) Notification of Patent Certification. [ * ] shall notify and provide [ * ] with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of an Patent licensed to [ * ] hereunder pursuant to a Paragraph IV Patent Certification by a third party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a third party, and any foreign equivalent thereof. Such notification and copies shall be provided to [ * ] by [ * ] as soon as practicable and at least within [ * ] after [ * ] receives such certification, and shall be sent by facsimile and overnight courier to the address set forth below:

                  [ * ]

7.10   [ * ].

(a) 184 Patents. BMS acknowledges that, as of the Effective Date, Exelixis is [ * ] (i) the United States patent applications listed on Exhibit 7.10(a), including, without limitation, [ * ], to the extent such patent applications are directly related to the composition of matter or method of use of the (1) compounds specifically claimed in such patent applications, including the small molecule compound with Exelixis identifier EXEL-02977184 and the small molecule compounds listed on Exhibit 1.83 (collectively, the “184 Compounds”); and (2) formulations, mixtures or compositions incorporating the 184 Compounds being developed by, for or pursuant to a license

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

from Exelixis (collectively, the “184 Patents”), and (ii) [ * ] any of the foregoing ((i) and (ii) collectively, [ * ], constituting the “184 [ * ]”). In consideration for BMS entering into and continuing its performance under this Agreement, after the Effective Date, Exelixis shall (i) use commercially reasonable efforts to [ * ], (ii) promptly notify BMS [ * ], and (iii) as promptly as practicable thereafter, [ * ] (a “[ * ]”), pursuant to Section 7.10(d), to provide BMS with [ * ]. Exelixis shall [ * ], and, in the event Exelixis fails to do so, Exelixis [ * ]. In the event that, [ * ], Exelixis is [ * ] (including [ * ] in this Agreement), which [ * ], then, subject to [ * ], BMS shall have, in additional to [ * ], [ * ].

(b) 281 Patents. BMS acknowledges that, as of the Effective Date, [ * ] (i) the United States patent applications listed on Exhibit 7.10(b), including, without limitation, [ * ], and all reissues, divisionals, continuations, renewals, extensions and continuations in part thereof, to the extent such patent applications are directly related to the composition of matter or method of use of the (1) compounds specifically claimed in such patent applications, including the small molecule compound with Exelixis identifier EXEL-03832819 and the small molecule compounds listed on Exhibit 1.85 (collectively, the “281 Compounds”); and (2) formulations, mixtures or compositions incorporating the 281 Compounds being developed by, for or pursuant to a license from Exelixis (collectively, the “281 Patents”), and (ii) [ * ] ((i) and (ii) collectively, [ * ], constituting the “[ * ]”). In consideration for BMS entering into and continuing performance under this Agreement, after the Effective Date, Exelixis shall use commercially reasonable efforts to [ * ], which [ * ]. Exelixis shall promptly notify BMS upon [ * ] and the Parties shall [ * ], pursuant to Section 7.10(d). Exelixis shall [ * ], and, in the event Exelixis fails to do so, Exelixis [ * ]. In the event that, [ * ], Exelixis is [ * ] (including [ * ] in this Agreement), [ * ], then, [ * ], BMS shall have, in additional to [ * ], [ * ].

(c) [ * ]. BMS’ [ * ] shall automatically terminate upon the first to occur of the following:

(i) [ * ];

(ii) Termination of this Agreement; or

(iii) The end of the first fiscal year in which Exelixis and its Affiliates have [ * ] of at least [ * ].

Upon such termination, BMS shall [ * ] and shall [ * ]. In the event BMS fails to [ * ], [ * ].

(d) Arbitration. If the Parties do not agree upon the [ * ] within [ * ] after the Effective Date, then either Party may, by written notification to the other Party, submit the matter to binding “baseball” arbitration to determine [ * ] as follows. Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties, shall have significant experience and expertise in [ * ], and shall have some experience in mediating or arbitrating issues relating to [ * ]. If the Parties cannot agree on such arbitrator within [ * ] of request by a Party for arbitration, then such arbitrator shall be appointed by JAMS, which arbitrator must meet the foregoing criteria. Within [ * ] after an arbitrator is selected (or appointed, as the case may be), each Party will deliver to both the arbitrator and the other Party a detailed written proposal setting

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

forth [ * ] and the Support Memorandum, not exceeding ten (10) pages in length. The Parties will also provide the arbitrator a copy of this Agreement, as may be amended at such time. Within [ * ] after receipt of the other Party’s [ * ] and Support Memorandum, each Party may submit to the arbitrator (with a copy to the other Party) a response to the other Party’s Support Memorandum, such response not exceeding five (5) pages in length. Neither Party may have any other communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 7.10(d); provided that, the arbitrator may convene a hearing if the arbitrator so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s [ * ]. Within [ * ] after the arbitrator’s appointment, the arbitrator will select one of the two [ * ] (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement and most accurately reflects industry norms for a transaction of this type. The decision of the arbitrator shall be final, binding, and unappealable and the Parties shall [ * ] selected by the arbitrator. For clarity, the arbitrator must select as the only method to determine the [ * ] one of the two sets of [ * ], and may not combine elements of both [ * ] or take any other action. Except as expressly stated in this Section 7.10(d), such arbitration shall be conducted in accordance with JAMS’ Streamlined Arbitration Rules and Procedures then in effect.

7.11 Defense of Third Party Claims. If a claim is brought by a Third Party that any activity related to work performed by a Party under the Collaboration infringes the intellectual property rights of such Third Party, each Party shall give prompt written notice to the other Party of such claim, and following such notification, the Parties shall confer on how to respond.

7.12 Copyright Registrations. Copyrights and copyright registrations on copyrightable subject matter shall be filed, prosecuted, defended, and maintained, and the Parties shall have the right to pursue infringers of any copyrights owned or Controlled by it, in substantially the same manner as the Parties have allocated such responsibilities, and the expenses therefor, for patent rights under this Article 7.

8.	COMPENSATION

8.1 Upfront Payment; License Payments.

(a) BMS shall pay Exelixis an upfront payment of One Hundred Ninety-Five Million Dollars ($195,000,000) within [ * ] after the Effective Date. Such payment shall be noncreditable and nonrefundable.

(b) BMS shall pay Exelixis a license fee of (i) [ * ] on or before [ * ], 2009, and (ii) [ * ] on or before [ * ], 2009. Such payments shall be noncreditable and nonrefundable.

8.2 Profit Sharing in the U.S. The terms and conditions of this Section 8.2 shall govern each Party’s rights and obligations with respect to Operating Profits (or Losses) relating to each Co-Developed Product in the U.S. For clarity, Exelixis shall have no right to share Operating Profits, and, except as set forth in Section 8.3(a)(iii) below, no obligation to bear any Operating Losses, in each case pursuant to this Section 8.2, with respect to (x) any Royalty-Bearing Product in the U.S.; or (y) any Product in the Royalty Territory, and in each case Exelixis shall instead be entitled to receive from BMS royalties pursuant to Section 8.5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) Basic Concept. The Parties shall share equally all Operating Profits and all Operating Losses (as applicable) for each Co-Developed Product in the U.S. Specifically, the Net Sales of such Product in the U.S. shall be allocated first to reimburse each Party for fifty percent (50%) of its Allowable Expenses for such Product in the U.S., and any remaining sums, shall be Operating Profit or Operating Loss (as applicable), which shall be shared fifty percent (50%) by each Party. The JFC will determine future financial flows regarding the sharing of Operating Profits and Allowable Expenses consistent with the first sentence of this Section 8.2(a) and with each Party’s then existing tax and transfer pricing policies.

(b) [ * ]. If Exelixis elects [ * ] Co-Developed Product (a “[ * ]”), then, solely during the period in which BMS is actually promoting such Product [ * ], BMS shall receive [ * ] (such [ * ], the “[ * ]”) of Operating Profits (or Losses) for such Product (resulting in [ * ] for such Product to [ * ] during such period). The Parties agree that the Co-Promotion Agreement shall contain a mechanism by which the Parties shall [ * ]. The Co-Promotion Agreement shall also contain a mechanism, similar to that described in Section 8.11(b), for arbitrating any disputes if the Parties are unable to mutually agree on [ * ] for such Product.

(c) Commercialization Overruns. If the Allowable Expenses for Commercialization activities exceed the amounts budgeted for all such activities in the applicable Annual Commercialization Plan (and taking into account any amendments to such Annual Commercialization Plan and Budget that may be approved during a calendar year) by more than [ * ] (calculated for all costs incurred over such calendar year for all budgeted activities), such excess Allowable Expenses (each, a “Commercialization Overrun”) shall be borne by [ * ] and such excess Allowable Expenses shall be [ * ]. Notwithstanding the foregoing, in the event and to the extent that such Commercialization Overrun was [ * ], or did not [ * ], then such Commercialization Overrun shall be [ * ], as the case may be.

8.3 Calculation and Payment of Profit or Loss Share.

(a) Reports and Payments in General. With respect to each Co-Developed Product, each Party shall report to the other Party, within [ * ] after the end of each quarter, with regard to Net Sales and Allowable Expenses incurred by such Party (including any Allowable Expenses incurred by a Party prior to Regulatory Approval of such Product) for such Product during such quarter in the U.S. Each such report shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and all expenses included in Allowable Expenses, and, if requested by a Party, any invoices or other supporting documentation for any payments to a Third Party that individually exceed [ * ] (or such other amount approved by the JFC) shall be promptly provided. Within [ * ] after the end of each quarter (or for the last quarter in a year, [ * ] after the end of such quarter), the Parties shall reconcile all Net Sales and Allowable Expenses to ascertain whether there is an Operating Profit or an Operating Loss and payments shall be made as set forth in paragraphs (i) and (ii) below, as applicable.

(i) If there is an Operating Profit for such quarter, then BMS shall reimburse Exelixis for Allowable Expenses incurred by Exelixis in such quarter and shall pay to Exelixis, subject to Sections 3.8(b) and 8.2(b), an amount equal to fifty percent (50%) of the Operating Profit for such quarter; or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) If there is an Operating Loss for such quarter, then, subject to Section 3.8(b), the Party that has borne less than its share of the Operating Loss in such quarter shall make a reconciling payment to the other Party to assure that each Party bears its share of such Operating Loss during such quarter.

(iii) In the event that Exelixis has borne Allowable Expenses, or has made reconciling payments to BMS relating to Allowable Expenses pursuant to clause (ii) above, with respect to a Co-Developed Product which becomes a Royalty-Bearing Product, then BMS shall reimburse Exelixis for such Allowable Expenses during the calendar quarter in which such Co-Developed Product becomes a Royalty-Bearing Product.

(b) Last Calendar Quarter. No separate payment shall be made for the last quarter in any year. Instead, at the end of each such year, a final reconciliation shall be conducted by comparing the share of Operating Profit (or Loss) to which a Party is otherwise entitled for such year pursuant to Section 8.2 against the sum of all amounts (if any) previously paid or retained by such Party for prior quarters during such year, and the Parties shall make reconciling payments to one another no later than [ * ] after the end of such quarter, if and as necessary to ensure that each Party receives for such year its share of Operating Profits and bears its share of Operating Losses in accordance with Section 8.2.

8.4 Milestone Payments to Exelixis.

(a) Development and Regulatory Milestones.

(i) For each Royalty-Bearing Product that is an XL281 Product, and with respect to [ * ], BMS shall make the milestone payments set forth below to Exelixis within [ * ] after the first achievement of each indicated event by BMS or any of its Affiliates or sublicensees with respect to such Royalty-Bearing Product. All such milestone payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable.

Event	Milestone Payment

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) For each Royalty-Bearing Product that contains or comprises XL184 [ * ], BMS shall make the milestone payments set forth below to Exelixis within [ * ] after the first achievement of each indicated event by BMS or any of its Affiliates or sublicensees with respect to such Royalty-Bearing Product. No milestones shall be payable for events already achieved at the time of a Product Opt-Out by Exelixis. All such milestone payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable.

Event	Milestone Payment

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

*	[ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Commercial Milestones. BMS shall make the milestone payments set forth below to Exelixis after first achievement of each indicated event by BMS or any of its Affiliates or sublicensees with respect to each of: (i) an XL184 Product; and (ii) an XL281 Product. Each milestone payment shall be made by BMS in three (3) equal installments, with the first installment due and payable [ * ] after the end of the [ * ] in which such milestone event is met. BMS shall pay the second installment to Exelixis on [ * ] if, at the time [ * ], the sales threshold level that initially triggered the payment obligation (the “Sales Threshold”) was maintained or exceeded for the [ * ]. Otherwise, the second installment shall be deferred until [ * ], provided that [ * ]. BMS shall pay the third installment to Exelixis on [ * ] if, at the time [ * ], the Sales Threshold was maintained for [ * ]. Otherwise, the third installment shall be deferred until [ * ], provided that the [ * ]. All such milestone payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable, and shall be paid only twice, once with respect to an XL184 Product (collectively), and once with respect to an XL281 Product (collectively).

Event	Milestone Payment

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

*	[ * ].

**	[ * ].

(c) Milestone Payment Restrictions. Each milestone payment set forth in Section 8.4(a) shall be paid [ * ].

(d) Payments with Respect to Program Backups. Milestone payments for a Program Backup to a Product shall [ * ] and, in such event, will be payable [ * ]. For clarity, in the event that a [ * ] milestones set forth above, and [ * ], then: (i) such [ * ] milestones shall be due and payable with respect to such Program Backup [ * ]; and (ii) in the event that the [ * ] that were paid with respect to the [ * ], such milestones shall be [ * ] (or [ * ], if applicable) has [ * ] and will be payable [ * ].

(e) [ * ]. Where milestones are payable for the achievement of [ * ] with respect to a Royalty-Bearing Product, such [ * ] such milestone payment [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.5 Royalty Payments to Exelixis.

(a) Sales of XL281 Products. For each Royalty-Bearing Product that is an XL281 Product, [ * ], BMS shall pay to Exelixis royalties on Net Sales of such Product by BMS (or its Affiliates or sublicensees) in the Territory at a royalty rate determined by aggregate Net Sales in the Territory of such Product in a calendar year as follows:

Calendar year Net Sales of XL281 Products or all Backup Programs that relate to XL184 and that are Royalty-Bearing Products in the Territory	Royalty Rate
First $[ * ]	[ * ]	%
Portion above $[ * ] and up to and including $[ * ]	[ * ]	%
Portion above $[ * ]	[ * ]	%

For clarity, Net Sales shall be [ * ]. All royalty payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable, except in the event that an audit pursuant to Section 8.18 confirms that BMS had overpaid royalties to Exelixis, in which case such overpayment shall be credited against future royalties due to Exelixis (or, in the event that such audit takes place subsequent to the Royalty Term, such overpayment shall be refunded to BMS).

(b) Sales of Products Containing or Comprising XL184. For each Product containing or comprising XL184 during the applicable Royalty Term, BMS shall pay to Exelixis royalties on Net Sales of such Product by BMS (or its Affiliates or sublicensees) as follows:

(i) For aggregate Net Sales outside the U.S. of such Product in a calendar year, BMS shall pay the following royalty rate:

Calendar year, Net Sales of XL184 Product Outside the U.S.	Royalty Rate
First $[ * ]	[ * ]	%
Portion above $[ * ] and up to and including $[ * ]	[ * ]	%
Portion above $[ * ]	[ * ]	%

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) For aggregate Net Sales inside the U.S. of each XL184 Product that is a Royalty-Bearing Product in a calendar year, BMS shall pay the following royalty rate:

Calendar year, Net Sales of Royalty-Bearing Product Containing or Comprising XL184 in the U.S.	Royalty Rate
First $[ * ]	[ * ]	%
Portion above $[ * ] and up to and including $[ * ]	[ * ]	%
Portion above $[ * ] and up to and including $[ * ]	[ * ]	%*
Portion above $[ * ]	[ * ]	%*

*	[ * ].

8.6 Third Party Royalties for Products in the Royalty Territory and Royalty-Bearing Products in the U.S.

(a) [ * ] Third Party royalties owed with respect to either a Product in the Royalty Territory or a Royalty-Bearing Product in the U.S., on intellectual property that: (i) [ * ]; or (ii) is intellectual property that: (A) [ * ] from a Third Party prior to the Effective Date and [ * ]; and (B) [ * ]. Subject to Section 8.6(b) and Section 8.7, [ * ] Third Party royalties owed on intellectual property in connection with the development and commercialization of a Product [ * ]; provided that each Party shall bear all Third Party royalties arising from any infringing activities by such Party prior to the Effective Date.

(b) BMS may deduct from the royalties it would otherwise owe to Exelixis pursuant to Section 8.5 for a particular Product, an amount equal to [ * ] of all royalties payable to a Third Party in consideration for rights [ * ] for the manufacture, use or sale of such Product, up to a maximum deduction of [ * ] of the royalties due Exelixis for such Product.

8.7 [ * ]. During the applicable Royalty Term for a particular Royalty-Bearing Product, if the Patents claiming the composition of matter of such Royalty-Bearing Product have expired, and if any Third Parties are: (a) [ * ] in any given country in any year; and (b) such [ * ] in such country for such year are, [ * ]:

(i) [ * ], but [ * ] of the [ * ] in such country, then [ * ]; or

(ii) [ * ] of the [ * ], then [ * ].

8.8 Limitation on Deductions. Notwithstanding anything to the contrary in this Agreement, the operation of Section 8.6 and Section 8.7 for a given Product, whether singularly or in combination with each other, shall not [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.9 Quarterly Payments and Reports. All royalties due under Section 8.5 shall be paid quarterly, on a country-by-country basis, within [ * ] of the end of the relevant quarter for which royalties are due. BMS shall provide to Exelixis within [ * ] after the end of each quarter a report that summarizes the Net Sales of a Royalty-Bearing Product during such quarter, provided that to the extent additional information is reasonably required by Exelixis to comply with its obligations to any of its licensors, the Parties shall work together in good faith to timely compile and produce such additional information. Such reports shall also include detailed information regarding the calculation of royalties due pursuant to Section 8.5, including allowable deductions in the calculation of Net Sales of each Royalty-Bearing Product on which royalties are paid, and, to the extent Section 8.7 is applicable, the calculation of sales and market share (by volume) of Generic Products.

8.10 Term of Royalties. Exelixis’ right to receive royalties under Section 8.5 shall expire on a country-by-country and Royalty-Bearing Product-by-Royalty-Bearing Product basis upon the later of: (a) [ * ]; or (b) [ * ] (the “Royalty Term”). Upon the expiration of the Royalty Term with respect to a Royalty-Bearing-Product in a country, BMS shall have a fully-paid-up perpetual license under Section 7.1(a)(ii) for the making, using, selling, offering for sale and importing of such Royalty-Bearing-Product in such country.

8.11 Sales of [ * ] Product Against [ * ].

(a) In General. The Parties recognize that the exclusivity provisions set forth in Article 9 may allow for situations where a Party is [ * ] and such product [ * ] (each such product, a “[ * ]”). If a Party asks the JEC to determine whether [ * ], the JEC shall determine whether [ * ] using [ * ] (or any other [ * ] reasonably acceptable to the Parties). If such [ * ] are [ * ] then the JEC shall determine if the [ * ] of such [ * ] is due to the [ * ] or if such [ * ] is due to the [ * ]. If the [ * ] of such [ * ], then the JEC shall determine the extent to which sales of such [ * ]. The Party commercializing such [ * ]: (i) a [ * ] (as determined by the JEC); and (ii) (A) in the case of BMS [ * ], and (B) in the case of Exelixis [ * ]. [ * ] would be [ * ].

(b) Disputes. If the JEC cannot agree: (i) whether [ * ]; (ii) on the [ * ]; (iii) whether such [ * ]; (iv) if the [ * ] is due to the [ * ] (or a combination thereof); (v) the degree to [ * ]; or (vi) on the [ * ] as if such Party were [ * ] with respect to any [ * ] in the U.S., then, in each case, at the election of either Party, such dispute must be finally resolved through binding arbitration by JAMS in accordance with its Streamlined Arbitration Rules and Procedures in effect at the time the failure arises, except as modified in this Agreement and applying the substantive law specified in Section 14.2. Either Party may initiate arbitration under this Section 8.11(b) by written notice to the other Party of its intention to arbitrate, and such notice shall specify in reasonable detail the nature of the dispute. For each arbitration: (A) each Party shall submit to the arbitrator its proposal for resolving such dispute, with such proposal based on the applicable commercial and scientific factors discussed by the JEC; (B) the arbitrator shall select the proposal that is the most commercially and scientifically reasonable; and (C) such proposal shall become the applicable JEC determination. Notwithstanding anything to the contrary, the arbitrators will not have the ability to change the terms of either Party’s proposal. The award of the arbitrator shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement. The arbitration proceedings shall be conducted at such location as shall be determined by the Arbitrator. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each Party shall bear its own attorneys’ fees and associated costs and expenses.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.12 Payment Method. All payments due under this Agreement to Exelixis shall be made by bank wire transfer in immediately available funds to an account designated by Exelixis. All payments hereunder shall be made in Dollars.

8.13 Taxes. Exelixis shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, BMS shall: (a) deduct those taxes from the remittable payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to Exelixis within [ * ] following that tax payment. The JFC shall discuss appropriate mechanisms for minimizing such taxes to the extent possible in compliance with applicable law.

8.14 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Exelixis in Dollars based on the Dollar reported sales for the quarter (translated for such country per Statement of Financial Standards No. 52), unless otherwise mutually agreed.

8.15 Sublicenses. In the event BMS grants any permitted licenses or sublicenses to Third Parties to sell Products that are subject to royalty payments under Section 8.5, BMS shall have the responsibility to account for and report sales of any Product by a licensee or a sublicensee on the same basis as if such sales were Net Sales by BMS. BMS shall pay to Exelixis (or cause the licensee or sublicensee to pay to Exelixis, with BMS remaining responsible for any failure of the licensee or sublicensee to pay amounts when due under this Agreement): (a) royalties on such sales as if such sales of the licensee or sublicensee were Net Sales of BMS or any of its Affiliates; and (b) milestones payments pursuant to Section 8.4 based on the achievement by such licensee or sublicensee of any milestone event contemplated in such Sections as if such milestone event had been achieved by BMS or any of its Affiliates hereunder. Any sales by BMS’ Affiliates and sublicensees of BMS or such sublicensee’s Affiliates, in each case to Third Parties, shall be aggregated with sales by BMS for the purpose of calculating the aggregate Net Sales in Sections 8.4 and 8.5.

8.16 Foreign Exchange. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with BMS’ normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

8.17 Records. Each Party shall keep (and shall ensure that its Affiliates and sublicensees shall keep) such records as are required to determine, in a manner consistent with GAAP and this Agreement, the sums or credits due under this Agreement, including Development Costs, Allowable Expenses and Net Sales. All such books, records and accounts shall be retained by such Party until the later of (a) [ * ] after the end of the period to which such books, records and accounts pertain and (b) the [ * ] (or any extensions thereof), or for such longer period as may be required by applicable law. Each Party shall require its sublicensees to provide to it a report detailing the foregoing expenses and calculations incurred or made by such sublicensee, which report shall be made available to the other Party in connection with any audit conducted by such other Party pursuant to Section 8.18.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.18 Audits. Each Party shall have the right to have an independent certified public accountant, reasonably acceptable to the audited Party, to have access during normal business hours, and upon reasonable prior written notice, to examine only those records of the audited Party (and its Affiliates and sublicensees) as may be reasonably necessary to determine, with respect to any calendar year ending not more than [ * ] prior to such Party’s request, the correctness or completeness of any report or payment made under this Agreement. The foregoing right of review may be exercised [ * ]. Results of any such examination shall be: (a) limited to information relating to the Products; (b) made available to both Parties; and (c) subject to Article 10. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of the auditing Party of more than [ * ] from the amount of the original report, royalty or payment calculation, in which case the audited Party shall bear the full cost of the performance of such audit. The results of such audit shall be [ * ].

8.19 Interest. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [ * ] Rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each quarter in which such payments are overdue; or (b) the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent, compounded monthly.

8.20 Non-Monetary Consideration. Neither Party shall sell a Product for any consideration other than cash except on terms specified in the then approved Annual Commercialization Plan. In the event a Party receives any non-monetary consideration in connection with the sale of a Product, such Party’s payment obligations under this Article 8 shall be based on the fair market value of such other consideration. In such case, the selling Party shall disclose the terms of such arrangement to the other Party and the Parties shall endeavor in good faith to agree on such fair market value.

8.21 Cross Border Transactions.

(a) In General. The Parties recognize that in certain territories, and in particular in free trade regions, customers or other Third Parties may import Product(s) purchased in one country for commercial sale or use in another. If Exelixis asks the JEC to determine whether Products purchased outside the U.S. are being imported into the U.S. for such purpose, the JEC shall determine the level that such importation is occurring using data obtained from a source reasonably acceptable to Exelixis and BMS. If such importation is [ * ] (i.e., [ * ], for [ * ]) then the JEC shall [ * ].

(b) Disputes. If the JEC cannot agree whether such importation has [ * ], then, at the election of either Party, such dispute must be finally resolved through binding arbitration by JAMS in accordance with its Streamlined Arbitration Rules and Procedures in effect at the time the failure arises, except as modified in this Agreement and applying the substantive law specified in Section 14.2. Either Party may initiate arbitration under this Section 8.21(b) by written notice to the other Party of its intention to arbitrate, and such notice shall specify in reasonable detail the nature of the dispute. For each arbitration: (i) each Party shall submit to the arbitrator its proposal

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

for resolving such dispute (i.e., the final form of the equitable mechanism to adjust the compensation of the Parties hereunder to offset the economic effect of cross border transactions described in Section 8.21(a)), such proposal based on the applicable business factors discussed by the JEC; (ii) the arbitrator shall select the proposal that is the most commercially reasonable; and (iii) such proposal shall become such equitable mechanism. Notwithstanding anything to the contrary, the arbitrators will not have the ability to change the terms of either Party’s proposal. The award of the arbitrator shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement. The arbitration proceedings shall be conducted in such location as shall be determined by the arbitrator. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each Party shall bear its own attorneys’ fees and associated costs and expenses.

8.22 Payments to or Reports by Affiliates. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

9.	EXCLUSIVITY

9.1 Collaboration Compounds. The Collaboration will be exclusive with respect to the Development, Manufacture, and Commercialization of [ * ] that are intended to [ * ] the Identified Targets, as described below.

(a) Prior to Commercialization. Subject to Sections 9.1(a)(i), 9.2 and 9.3, until the initial Commercialization of a Product, [ * ] (directly or indirectly, and either with or without a bona fide collaborator) outside the scope of this Collaboration any programs: (I) that are intended to identify, optimize, develop and commercialize one or more compounds that [ * ] all of such Products’ Identified Target(s) in combination; or (II) where [ * ] that such program’s compounds [ * ] all of such Products’ Identified Target(s), in combination, [ * ].

(i) [ * ] Termination of a Product. Upon either (A) the [ * ] termination of the Development and Commercialization of all Products [ * ] with respect to a particular Identified Target or set of Identified Targets; (B) the [ * ] pursuant to Section [ * ]; or (C) the [ * ] pursuant to Section [ * ], [ * ] (directly or indirectly, and either with or without a bona fide collaborator) outside the scope of this Collaboration programs to identify, optimize, develop and commercialize one or more compounds that [ * ], in combination, [ * ].

(b) Subsequent to Commercialization. Subject to Sections 9.2 and 9.3, subsequent to the initial Commercialization of a Product, [ * ] (directly or indirectly, and either with or without a bona fide collaborator) outside the scope of this Collaboration any programs to identify, optimize and develop compounds that [ * ] all of such Product’s Identified Target(s), in combination, [ * ], and any commercialization subject to the following terms and conditions:

(i) Commercial Launch of [ * ]. [ * ] commercialize [ * ] the Collaboration, ([ * ]): (A) that is [ * ] all of such Product’s Identified Target(s) in combination; or (B) where [ * ] (any such product, a “[ * ]”), [ * ] with all such Identified Target(s); or (Y) [ * ] with all such Identified Target(s).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) [ * ]. In the event of any [ * ] that is permitted under Section 9.1(b)(i), the Party [ * ] the other Party [ * ]: (A) [ * ] subsequent to [ * ] with all such Identified Target(s) and [ * ]

9.2 [ * ]. Notwithstanding anything to the contrary set forth in this Article 9, if a Party is engaged in research of a program [ * ], and compounds in such program [ * ] Collaboration Compound, such Party shall [ * ].

9.3 Not Applicable to [ * ]. The restrictions and obligations in Sections 9.1, 9.2 and 9.4 shall not apply with respect to either Party for compounds that are [ * ] (either with or without a bona fide collaborator), including without limitation, in the case of Exelixis, with respect to [ * ]; provided, however, that: (a) [ * ]; and (b) if [ * ], and the Parties are [ * ], then Exelixis and its Affiliates shall [ * ].

9.4 [ * ]. In the event that, [ * ], a Party is either (A) [ * ] (directly or indirectly, and either with or without a bona fide collaborator) outside the scope of this Collaboration any programs ([ * ]) that: (1) that are intended to identify, optimize, develop and commercialize compounds that [ * ] Identified Target(s), in combination, as a Collaboration Compound; or (2) where the conducting Party [ * ] Identified Target(s), in combination, as a Collaboration Compound [ * ] ([ * ]); or (B) commercializing [ * ], then the following terms and conditions shall apply:

(a) In the event that a Party controls [ * ], such Party [ * ] using [ * ]; and (y) [ * ], either:

(i) (A) in the case of [ * ], or (B) in the case of [ * ];

(ii) [ * ]; or

(iii) [ * ];

and in any case ((i), (ii) or (iii) above), provide written notice to the other Party of its decision with respect to the Section 9.4(a) above and use Diligent Efforts to effect such decision as soon as practicable but in any case no later than [ * ] subsequent to such written notice.

(b) In the event that a Party [ * ], where the [ * ], solely with respect to [ * ], either:

(i) (A) in the case of [ * ], or (B) in the case of [ * ]; or

(ii) [ * ];

and in either case ((i) or (ii) above), provide written notice to the other Party of its decision with respect to this Section 9.4(b) and use Diligent Efforts to effect such decision as soon as practicable but in any case no later than [ * ] subsequent to such written notice.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) In the event that a Party [ * ], where the [ * ], the terms of Section 9.1(b)(ii) shall apply as if [ * ].

10.	CONFIDENTIALITY

10.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement, and, subject to Section 10.6, Information that is generated in furtherance of the Collaboration pursuant to this Agreement with respect to Collaboration Compounds or Products (for so long as such Collaboration Compound or Product is not removed from the Collaboration as a result of a Product specific termination pursuant to Section 11.2 or Section 11.3), shall be “Confidential Information” for all purposes hereunder. The Parties agree that during the period from the Execution Date to the Effective Date, during term of this Agreement and for a period of [ * ] thereafter, a Party receiving Confidential Information of the other Party shall: (a) use Diligent Efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned), except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder; and (b) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 10.1 shall not create or imply any rights or licenses not expressly granted under Article 7 or Article 11 hereof).

10.2 Exceptions. The obligations in Section 10.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement; or

(e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure shall be provided as soon as practicable to the other Party:

(a) Filing or prosecuting Patents relating to Sole Inventions, Joint Inventions or Products, in each case pursuant to activities under this Agreement;

(b) Regulatory filings;

(c) Prosecuting or defending litigation;

(d) Complying with applicable governmental laws and regulations; and

(e) Disclosure, in connection with the performance of this Agreement, or exercise of its rights hereunder, to Affiliates, potential collaborators, partners, and actual and potential licensees (including potential co-marketing and co-promotion contractors, research contractors and manufacturing contractors), research collaborators, potential investment bankers, investors, lenders, and investors, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by Section 10.3(e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party’s securities, in connection with such Party’s on-going periodic reporting requirements under the federal securities laws, or as otherwise necessary under applicable law or regulations. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic, competitively sensitive, and trade secret information.

10.4 Termination of Prior Agreements. This Agreement terminates, as of the Execution Date, the Confidential Disclosure Agreement between Exelixis and BMS effective as of [ * ] (such confidential disclosure agreement, the “Prior CDA”). All Information exchanged between the Parties with respect to XL184 Products and XL281 Products under the Prior CDA shall be deemed Confidential Information and shall be subject to the terms of this Article 10.

10.5 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit 10.5. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other stock market on which such Party’s securities are traded, as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.6 Publications. Subject to Section 10.3, each Party agrees to provide the other Party the opportunity to review any proposed disclosure which contains Confidential Information of the other Party and would or may constitute an oral, written or electronic public disclosure if made (including the full content of proposed abstracts, manuscripts or presentations) which relate to any Inventions, or which otherwise may contain Confidential Information, at least [ * ] prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JDC or JCC (or the Parties), as appropriate, shall review such requests and recommend subsequent action. Subject to Section 10.3, neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 10.1. Nothing contained in this Section 10.6 shall prohibit the inclusion of Confidential Information of the non-filing Party necessary for a patent application, provided the non-filing Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of such patent application related to the Collaboration. Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be referred to the JDC or JCC (or the Parties), as appropriate.

11.	TERM AND TERMINATION

11.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect until terminated in accordance with Sections 11.2 or 11.3 or by mutual written agreement, or until the expiration of all payment obligations under Article 8 (the “Term”).

11.2 BMS’ Right to Terminate. BMS shall have the right to terminate this Agreement [ * ] upon: (a) [ * ], in the event that such termination is [ * ] or (b) [ * ], in the event that such termination is [ * ]. In any termination under this Section 11.2, BMS shall remain responsible for its share of all Development Costs and Allowable Expenses during the applicable [ * ] or [ * ] period.

11.3 Termination for Material Breach or Patent Challenge

(a) If either Party believes that the other is in material breach of this Agreement (including any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. For all breaches other than a failure to make a payment set forth in Article 8, the allegedly breaching Party shall have [ * ] to cure such breach. For any breach arising from a failure to make a payment set forth in Article 8, the allegedly breaching Party shall have [ * ] to cure such breach.

(b) Subject to Section 11.3(c), if the Party receiving notice of breach fails to cure such breach within the [ * ] or [ * ] period (as applicable), or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

not commercially practicable, the Party originally delivering the notice may terminate this Agreement upon [ * ] advance written notice, provided, that if the breach applies only to a given Product or to a given country, the non-breaching Party may only terminate the breaching Party’s rights with respect to such Product or such country; and provided further, that the failure of Exelixis to cure, within [ * ] of BMS’ notice pursuant to Section 11.3(a), a material breach by Exelixis of its obligations to pay Development Costs under Article 3, or Operating Losses under Sections 8.2 and 8.3 with respect to an XL184 Product, shall not give BMS any right to terminate this Agreement, but shall give BMS the right, upon [ * ] advance written notice to Exelixis, to terminate Exelixis’ right to Co-Develop and Co-Promote such XL184 Product and to convert Exelixis’ profit-sharing rights in such XL184 Product to rights to receive royalties under Section 8.5(b)(ii). In the event BMS converts Exelixis’ profit-sharing rights to rights to receive royalties pursuant to the foregoing, (i) the terms of Section 11.5(d) shall apply with respect to such XL184 Product as though Exelixis were the licensing Party, (ii) BMS shall have the right, in addition to any other remedies that may be available to BMS, to offset any Development Costs that were unpaid by Exelixis prior to such notice (or any Losses that would otherwise have been shared by Exelixis prior to such notice) against milestone payments and/or royalties that would otherwise have been payable to Exelixis subsequent to such notice.

(c) If a Party gives notice of termination under Section 11.3(a) and the other Party [ * ], or if a Party determines under Section 11.3(b) that [ * ], then the issues of: (i) [ * ]; or (ii) [ * ], shall in any case [ * ]. If [ * ] it is [ * ], then such termination shall be [ * ] if the breaching Party fails thereafter to cure such breach in accordance with the [ * ] within the time period set forth in Section 11.3(a) for the applicable breach following such [ * ]. If as a result of such [ * ] it is [ * ], then [ * ].

(d) Termination for Patent Challenge. Exelixis may terminate this Agreement with respect to a given Product in a given country if BMS or its Affiliates or sublicensees, directly or indirectly, individually or in association with any other person or entity, challenge the validity, enforceability or scope of any Exelixis Licensed Patents that relate to such Product in such country; provided that, if BMS, due to a Change of Control transaction, acquires control of a company that is challenging, directly or indirectly, individually or in association with another person or entity, the validity, enforceability or scope of any Exelixis Licensed Patents, BMS shall have [ * ] from the date of such acquisition to terminate such challenge to such Exelixis Licensed Patents before Exelixis’ right to terminate under this Section 11.3(d) becomes effective. For clarity, any dispute as to whether a given Patent is within the scope of Exelixis Licensed Patents, such matter shall be subject to dispute resolution as set forth in Section 14.3.

11.4 Survival; Effect of Termination.

(a) In the event of termination of this Agreement, the following provisions of this Agreement shall survive: [ * ]

(b) In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.5 Licenses and Payments on Termination.

(a) Termination by BMS (Section 11.2). Subject to Section 11.5(e), if BMS terminates this Agreement pursuant to Section 11.2 with respect to a particular Product in any country, then the license granted to BMS under Section 7.1 shall automatically terminate solely with respect to such Product in such country, and BMS shall, and hereby does, grant to Exelixis a royalty-free license, with the right to grant sublicenses, under the BMS Licensed Patents and BMS Licensed Know-How to clinically develop, make, use, sell, offer for sale and import such Product in such country. The license described in this Section 11.5(a) shall be non-exclusive, except that it shall be exclusive with respect to the manufacture, use and sale of such Products.

(b) Termination by Exelixis (Section 11.3). If this Agreement terminates pursuant to Section 11.3 with respect to a particular Product in any country, and BMS is the breaching Party, then the license granted to BMS under Section 7.1 shall automatically terminate solely with respect to such Product in such country, and BMS shall, and hereby does, grant to Exelixis a license, with the right to grant sublicenses, under the BMS Licensed Patents and BMS Licensed Know-How to clinically develop, make, use, sell, offer for sale and import such Product in such country. The license described in this Section 11.5(b) shall be non-exclusive, except that it shall be exclusive with respect to the manufacture, use and sale of such Product. For Products (other than any XL184 Product) [ * ] prior to termination, or for any XL184 Product, the license described in this Section 11.5(b) shall be fully-paid and royalty-free. For Products (other than any XL184 Product) [ * ] prior to termination and that are covered by a Valid Claim of an Exelixis Licensed Patent or BMS Licensed Patent in such country that, in either case, covers the Product or the manufacture, use or sale of such Product, the license described in this Section 11.5(b) shall bear a royalty of [ * ] of Exelixis’ Net Sales of such Product. For Products [ * ] prior to termination and that are covered by a Valid Claim of an Exelixis Licensed Patent or BMS Licensed Patent in such country that, in either case, covers the Product or the manufacture, use or sale of such Product, the license described in this Section 11.5(b) shall bear a royalty of [ * ] of Exelixis’ Net Sales of such Product. BMS’ right to receive royalties under this Section 11.5(b) shall expire on a country-by-country and Product-by-Product basis upon the later of: (i) [ * ]; or (ii) [ * ], in either case, [ * ].

(c) Termination by BMS (Section 11.3). If this Agreement terminates pursuant to Section 11.3 with respect to a particular Product in any country, and Exelixis is the breaching Party, then the license granted to Exelixis under Section 7.2, and to BMS under Section 7.1, shall automatically terminate solely with respect to such Product in such country, and Exelixis shall, and hereby does, grant to BMS a license, with the right to grant sublicenses, under the Exelixis Licensed Patents and Exelixis Licensed Know-How to clinically develop, make, use, sell, offer for sale and import such Product in such country. The license described in this Section 11.5(c) shall be non-exclusive, except that it shall be exclusive with respect to the manufacture, use and sale of such Product. For Products [ * ] prior to termination, the license described in this Section 11.5(c) shall be fully-paid and royalty-free. For Products [ * ] prior to termination and that are covered by a Valid Claim of an Exelixis Licensed Patent or BMS Licensed Patent in such country that, in either case, covers the Product or the manufacture, use or sale of such Product, the license described in this Section 11.5(c) shall bear a royalty of [ * ] of BMS’ Net Sales of such Product. For Products [ * ] prior to termination and that are covered by a Valid Claim of an Exelixis Licensed Patent or BMS Licensed Patent in such country that, in either case, covers the Product or the manufacture, use or sale of such Product, the license described in this Section 11.5(c) shall bear a royalty of [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of BMS’ Net Sales of such Product. Exelixis’ right to receive royalties under this Section 11.5(c) shall expire on a country-by-country and Product-by-Product basis upon the later of: (i) [ * ]; or (ii) [ * ], in either case, [ * ].

(d) Transfers Related to Licenses. For each license granted under Sections 11.5(a) – 11.5(c), the licensing Party shall transfer via assignment, license or sublicense to the licensee Party: (i) all Information reasonably necessary for the development and commercialization of the Product to which such license relates; (ii) [ * ] that specifically relate to such Product and that are in the name of the licensing Party; (iii) [ * ] that specifically relate to such Product; (iv) [ * ] by the licensing Party that specifically relate to such Product; and (v) supplies of such Product (including any intermediates, retained samples and reference standards), that, in each case ((i) through (v)) are existing and in the Control of the licensing Party. Any such transfer(s) shall be [ * ] licensee Party.

(e) Exception for Termination for [ * ]. The license granted to [ * ] under Section 11.5(a) shall be of no force or effect with respect to any given Product where [ * ] termination of Development and/or Commercialization of such Product was due to [ * ]. For purposes of this Section 11.5(e), “[ * ]” means it is [ * ] or [ * ] there [ * ]: (i) [ * ]; or (ii) the [ * ], such as during [ * ] a Product. Notwithstanding anything to the contrary, this Section 11.5(e) shall not prevent [ * ] from using its license in Section 11.5(a) to [ * ] that was terminated for [ * ]. [ * ] shall provide [ * ] with all relevant data for such [ * ] but [ * ] to [ * ] any [ * ] relating to such [ * ].

(f) Additional Effects of Termination.

(i) At-Will Transfer. In the event of any termination pursuant to Section 11.2, [ * ]: (i) all Information relating to the Product, and all [ * ] with respect to Product in [ * ] name; (ii) all [ * ] related to the Product, to the extent that they may be [ * ]; (iii) all [ * ] related to the Product; and (iv) all supplies of Product (including any intermediates, retained samples and reference standards) that in each case are in [ * ] Control and that relate to the Product. [ * ] shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Exelixis.

(ii) Breach Transfer. In the event of any termination pursuant to Section 11.3, the breaching Party shall transfer and assign to the non-breaching Party: (i) all Information relating to the Product, and all [ * ] with respect to Product in the breaching Party’s name; (ii) all [ * ] related to the Product, to the extent that they may be [ * ]; (iii) all [ * ] related to the Product; and (iv) all supplies of Product (including any intermediates, retained samples and reference standards) that in each case are in the breaching Party’s Control and that relate to the Product. The breaching Party shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to the non-breaching Party

11.6 Interim Supply. In the event of any termination pursuant to Section 11.2, or Section 11.3 (where BMS is the breaching Party), at Exelixis’ written request, BMS shall supply, or cause to be supplied, to Exelixis sufficient quantities of Product to satisfy Exelixis’ requirements for Product for a period of up to [ * ] following the effective date of termination, as Exelixis may require until Exelixis can itself assume or transition to a Third Party such manufacturing

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

responsibilities; provided, however that Exelixis shall use Diligent Efforts to affect such assumption (or transition) as promptly as practicable. Such supply shall be [ * ] for such Product(s) with respect to development supply, and shall be [ * ] for such Product(s) with respect to commercial supply. Any such supply will be made pursuant to a supply agreement between the Parties with typical provisions relating to quality, forecasting and ordering to forecast, force majeure and product liability and indemnity. In the event that BMS has one or more agreements with Third Party manufacturers with respect to the manufacture of a Product, at Exelixis’ request, BMS shall use commercially reasonable efforts to transfer its rights and obligations under such agreement(s) to Exelixis upon any such termination.

12.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

12.1 Mutual Authority. Exelixis and BMS each represents and warrants to the other as of the Execution Date that: (a) it has the authority and right to enter into and perform this Agreement, (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (c) its execution, delivery and performance of this Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

12.2 Rights in Technology.

(a) During the term of this Agreement, each Party shall use commercially reasonable efforts to maintain (but without an obligation to renew) and not to breach any agreements with Third Parties that provide a grant of rights from such Third Party to a Party that are Controlled by such Party and are licensed or become subject to a license from such Party to the other Party under Article 7. Each Party agrees to provide promptly the other Party with notice of any such alleged breach or obligation to renew. As of the Execution Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties.

(b) Each Party represents and warrants that it: (i) has the ability to grant the licenses contained in or required by this Agreement; and (ii) is not currently subject to any agreement with any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to the other Party such licenses or the right to exercise its rights hereunder.

(c) Each Party represents and warrants that: (i) it has not granted, and covenants that it shall not grant after the Execution Date and during the term of this Agreement, any right, license or interest in or to, or an option to acquire any of the foregoing with respect to, the intellectual property rights licensed to the other Party hereunder (including the Exelixis Licensed Patents and the BMS Licensed Patents, as the case may be) that is in conflict with the rights (including the rights set forth in Article 7) or licenses granted or to be granted (including any conditional license rights) to the other Party under this Agreement; and (ii) it has not granted any lien, security interest or other encumbrance (excluding any licenses) with respect to any of the intellectual property rights licensed to the other Party hereunder that would prevent it from

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

performing its obligations under this Agreement, or permitted such a lien, security interest or other encumbrance (excluding any permitted licenses) to attach to the intellectual property rights licensed to the other Party hereunder, except for the security interest that Exelixis granted to GSK with respect to XL184 and XL281 under the Loan and Security Agreement dated as of October 28, 2002 between the Exelixis and GSK, as amended, and the Patent Security Agreement and Mortgage dated as of October 28, 2002 between the Exelixis and GSK, as amended, and except as provided in Section 8.6(a).

12.3 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates under this Agreement with respect to Collaboration Compounds: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Collaboration Compounds shall apply equally to the activities of such Affiliate; and (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 7) as if such intellectual property had been developed by the Party.

12.4 Third Party Rights. Each Party represents and warrants to the other Party that, to its Knowledge as of the Execution Date, its performance of work under the Collaboration as contemplated by this Agreement shall not infringe the valid patent, trade secret or other intellectual property rights of any Third Party. Each Party represents and warrants to the other Party that, to its Knowledge as of the Execution Date, it will not violate a contractual or fiduciary obligation owed to such Third Party (including misappropriation of trade secrets) by performing its work under the Collaboration as contemplated by this Agreement.

12.5 Notice of Infringement or Misappropriation. Each Party represents and warrants to the other Party that, as of the Execution Date, it has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology that such Party intends, as of the Execution Date, to use in connection with the Collaboration.

12.6 HSR Act Filing; Effective Date. The Parties shall each, prior to or as promptly as practicable after the Execution Date of this Agreement, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice and any relevant foreign governmental authority any notifications required to be filed under the HSR Act and any applicable foreign equivalent thereof with respect to the transactions contemplated hereby; provided that the Parties shall each file the notifications required to be filed under the HSR Act no later than [ * ] after the Execution Date of this Agreement. Each Party shall be responsible for its own costs in connection with such filing, except that BMS shall be [ * ]. The Parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act and any applicable foreign equivalent thereof to terminate or expire at the earliest possible date after the date of filing. Each Party shall use its commercially reasonable efforts to ensure that its representations and warranties set forth in this Agreement remain true and correct at and as of the Effective Date as if such representations and warranties were made at and as of the Effective Date. Notwithstanding

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

anything in this Agreement to the contrary, this Agreement (other than Article 10 and this Section 12.6) [ * ] under the HSR Act in the U.S., the expiration or earlier termination of any applicable waiting period under the antitrust or competition laws of any other jurisdiction, and the approval or clearance of the transactions contemplated by this Agreement in any jurisdiction requiring advance approval or clearance (the “Effective Date”).

13.	INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1 Mutual Indemnification. Subject to Section 13.4, each Party hereby agrees to indemnify, defend and hold harmless the other Party, its Affiliates, and their respective directors, employees and agents from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) to the extent such Losses result from any: (a) breach of warranty by the indemnifying Party contained in the Agreement; (b) breach of the Agreement or applicable law by such indemnifying Party; (c) negligence or willful misconduct of the indemnifying Party, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by it to a Third Party (including misappropriation of trade secrets).

13.2 Indemnification by BMS. Subject to Section 13.4, BMS hereby agrees to indemnify, defend and hold harmless Exelixis and its directors, employees and agents from and against any and all Losses to the extent such Losses result from [ * ] by BMS or its Affiliates, agents or sublicensees, except to the extent such Losses result from any: (a) breach of warranty by Exelixis contained in the Agreement; (b) breach of the Agreement or applicable law by Exelixis; (c) negligence or willful misconduct by Exelixis, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by Exelixis to a Third Party (including misappropriation of trade secrets).

13.3 Certain Losses. Any Losses resulting from [ * ] by a Party or its Affiliates, agents or sublicensees with respect to which neither Party owes an indemnification obligation under Section 13.1 shall be [ * ], if incurred prior to [ * ] to which such Loss relates; or (b) [ * ], if incurred after [ * ] to which such Loss relates.

13.4 Conditions to Indemnification. As used herein, “Indemnitee” shall mean a party entitled to indemnification under the terms of Sections 13.1 or 13.2. A condition precedent to each Indemnitee’s right to seek indemnification under such Sections 13.1 or 13.2 is that such Indemnitee shall:

(a) inform the indemnifying Party under such applicable Section of a Loss as soon as reasonably practicable after it receives notice of the Loss;

(b) if the indemnifying Party acknowledges that such Loss falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Loss (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (such consent not to be unreasonably withheld, delayed or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

conditioned) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and

(c) fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Loss.

Provided that an Indemnitee has complied with all of the conditions described in subsections 13.4(a) – (c), as applicable, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Loss. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Loss using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense. In no event may an Indemnitee settle or compromise any Loss for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), or the indemnification provided under such Section 13.1 or 13.2 as to such Loss shall be null and void.

13.5 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTIONS 13.1 AND 13.2, AND EXCEPT FOR BREACH OF SECTION 10.1 HEREOF, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THE AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO A PARTY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 12). FOR CLARITY, THE AMOUNT OF THE UPFRONT PAYMENTS AND LICENSE FEE PAYMENTS DESCRIBED IN SECTION 8.1 MAY SERVE AS A MEASURE OF A REMEDY IN THE EVENT OF A BREACH WITH RESPECT TO EXELIXIS’ REPRESENTATIONS AND WARRANTIES IN ARTICLE 12.

13.6 Collaboration Disclaimer. EXCEPT AS PROVIDED IN ARTICLE 12 ABOVE, BMS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY COMPOUNDS OR INFORMATION (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY BMS AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO EXELIXIS PURSUANT TO THE TERMS OF THE AGREEMENT. EXCEPT AS PROVIDED IN ARTICLE 12 ABOVE, EXELIXIS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY COMPOUNDS OR INFORMATION (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY EXELIXIS AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO BMS PURSUANT TO THE TERMS OF THE AGREEMENT.

14.	MISCELLANEOUS

14.1 Dispute Resolution. Unless otherwise set forth in this Agreement and excluding in particular any dispute described in Section 14.3 (which will be handled exclusively in accordance with Section 14.3), any dispute over matters within the authority of the JEC pursuant to Article 2 (which will be handled exclusively in accordance with Section 2.6(c)), and any dispute handled pursuant to Section 7.1(b)(i)(3), Section 7.5(b), Section 8.11(b) or Section 8.21(b), in the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of the Agreement, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Party’s respective Executive Officers. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [ * ] after such notice, such Executive Officers shall meet for attempted resolution by good faith negotiations. If such Executive Officers are unable to resolve such dispute within [ * ] of their first meeting for such negotiations, either Party may seek to have such dispute resolved in any U.S. federal or state court of competent jurisdiction and appropriate venue, provided, that if such suit includes a Third Party claimant or defendant, and jurisdiction and venue with respect to such Third Party appropriately resides outside the U.S., then in any other jurisdiction or venue permitted by applicable law.

14.2 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with the Agreement or the performance, enforcement, breach or termination of the Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules.

14.3 Patents and Trademarks; Equitable Relief.

(a) Any dispute, controversy or claim arising out of, relating to or in connection with: (i) the scope, validity, enforceability or infringement of any Patent rights covering the research, development, manufacture, use or sale of any Product; or (ii) any trademark rights related to any Product, shall in each case be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

(b) Any dispute, controversy or claim arising out of, relating to or in connection with the need to seek preliminary or injunctive measures or other equitable relief (e.g., in the event of a potential or actual breach of the confidentiality and non-use provisions in Article 10) need not be resolved through the procedure described in Section 14.1 but may be immediately brought in a court of competent jurisdiction.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.4 Entire Agreement; Amendments. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.5 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to Exelixis or BMS from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

14.6 Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b) If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 14.6, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 14.6 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

14.7 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

14.8 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:	Exelixis, Inc.
249 East Grand Avenue
P.O. Box 511
So. San Francisco, CA 94083-0511
Attention: EVP, General Counsel

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

With a copy to:	Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Marya A. Postner, Esq.

For BMS:	Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Senior Vice President, Strategic Transactions Group
Phone: 609-252-5333
Fax: 609-252-7212

With a copy to:	Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Vice President and Senior Counsel, Corporate and Business Development
Phone: 609-252-5328
Fax: 609-252-4232

Furthermore, a copy of any notices required or given under Article 7 of this Agreement shall also be addressed to the Vice President and Chief Intellectual Property Counsel of BMS at the address set forth in Section 7.9(f).

14.9 Maintenance of Records Required by Law or Regulation. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

14.10 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (such consent not to be unreasonably withheld, delayed or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.10 shall be null and void and of no legal effect.

14.11 Electronic Data Interchange. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or “EDI”) in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.12 Non-Solicitation of Employees. After the Effective Date and during the term of this Agreement, each Party agrees that neither it nor any of its divisions, operating groups or Affiliates shall recruit, solicit or induce any employee of the other Party directly involved in the activities conducted pursuant to this Agreement to terminate his or her employment with such other Party and become employed by or consult for such Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. For purposes of the foregoing, “recruit”, “solicit” or “induce” shall not be deemed to mean: (a) circumstances where an employee of a Party initiates contact with the other Party or any of its Affiliates with regard to possible employment; or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

14.13 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.14 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.15 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.16 Construction of this Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.17 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

Signature page follows.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers. The date that this Agreement is signed shall not be construed to imply that the document was made effective on that date.

BRISTOL-MYERS SQUIBB COMPANY		EXELIXIS, INC.

By:	/s/ Jeremy Levin	By:	/s/ George Scangos
Title:	Senior Vice President, External Science, Technology and Licensing	Title:	President & CEO

Date:	12/10/2008	Date:	12/10/2008

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.40

List of Identified Target(s) for Each Collaboration Compound

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 3.5

List of Priority Documents to be provided to BMS by Exelixis

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 5.4(c)

TERMS OF CO-PROMOTION AGREEMENT

Without limiting the generality of either Party’s rights and obligations contained in the Agreement, the Co-Promotion Agreement shall, in addition to such other terms as the Parties may agree and as are customary in an agreement of that type, include the following terms and conditions, unless otherwise agreed upon by the Parties:

Allocation of Commercial Responsibilities

Exelixis [ * ] the right or obligation to co-promote a Co-Promotion Product for [ * ].

By [ * ] of each year, the JCC shall decide the [ * ] to be performed by both Parties during the Fiscal year commencing on January 1 of the following year for the promotion of the Product in the U.S. based on indication(s) then available and expected to be available during the forthcoming year for Commercialization of the Product in the U.S. The [ * ] shall be reviewed and may be modified or adjusted during such year if both Parties so agree. (For each year, the [ * ] for that year.)

As a fundamental principle of the Co-Promotion in the U.S., Exelixis shall perform [ * ] [ * ] in each year. Exelixis may phase-in its required number of representatives by recruiting, hiring and training such representatives over a period of [ * ] so long as Exelixis maintains, from the time estimated by the JDC to be [ * ] prior to anticipated approval as set forth in the then-current U.S. Commercialization Plan, the greater of (x) [ * ] required total representatives (determined by the JCC) as Exelixis representatives or (y) [ * ] Exelixis representatives. [ * ] to make up the difference between the above minimum requirement and Exelixis’ share of the [ * ] during such [ * ] period, subject to [ * ] to perform such [ * ] with any costs associated with such performance by [ * ], (with such approval not to be unreasonably withheld). All Exelixis sales representatives who will be performing sales calls shall [ * ] Additionally, all Exelixis sales representatives, prior to being assigned by Exelixis to a Collaboration Product, [ * ] shall be set forth in the Co-Promotion Agreement), and [ * ] in accordance with applicable U.S. laws and regulations. All Exelixis and BMS sales representatives shall be [ * ] relevant to the Product.

Pre-approval, BMS shall provide initial sales training on the Product for the Exelixis sales representatives who will be performing sales calls in the U.S. Following such initial training, any subsequent training of Exelixis sales representatives shall be made available by [ * ] on the Product.

With respect to marketing activities in the Profit-Share markets, the Parties shall work via the JCC to discuss positioning, branding, core messaging, distribution channel strategy, development strategy, competitive strategy, target selection, opinion leader development and investor and press relations.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Co-Promotion Agreement

The Co-Promotion Agreement will be negotiated [ * ]. The parties recognize that a [ * ]. The Co-Promotion agreement shall be limited to commercialization in the United States and shall be consistent with the Agreement and rights granted to the JCC, JDC, JFC and JEC in the Agreement.

In the Co-Promotion Agreement, the Parties shall jointly establish detailing thresholds, measures of sales performance consistent with internal company metrics and Net Sales and through a well established third party sales reporting entity, value of each detail for profit calculation purposes, and shortfall provisions (e.g., [ * ], etc.) in the definitive Co-Promotion Agreement. The Parties shall decide in the Co-Promotion agreement on the general [ * ] for each Party to [ * ].

Breach

The Parties shall jointly establish standards and consequences for material breach of the co-promotion obligations (e.g., the threshold of material breach and remedies therefor, including without limitation the possibility of termination of the breaching Party’s co-promotion right, etc.) set forth in the definitive Co-Promotion Agreement.

Without limiting the foregoing, in the event that a Party does not provide at least [ * ] for any [ * ] with respect to a Co-Promotion Product, then the other Party shall have the right to assume all Commercialization responsibilities with respect to such Co-Promotion Product.

Use of Contractors	Only during the first [ * ] post [ * ], in order to reach Exelixis’ [ * ] threshold of representatives. Also, if such other Party [ * ], then a contract sales organization may be used and the expenses incurred by such other Party for such activities shall be [ * ].

Change of Control	In the event of a Change of Control transaction in which Exelixis is acquired by a Qualifying Oncology Company (defined below), BMS shall have the right to assume all Commercialization responsibilities with respect to the Co-Promotion Product. In addition, the Parties shall implement modifications to the committee structure with respect to any Co-Promotion Product to ensure that competitively sensitive information of either Party with respect to other oncology products controlled by such Party is not compromised. A “Qualifying Oncology Company” means any company that owns one or more products that: (a) [ * ]; or (b) [ * ].

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 7.1(b)(i)

Exelixis Marks

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 7.10(a)

184 Patents

Application No.	Filing Date	Exelixis Docket No.
[ * ]	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 7.10(b)

281 Patents

Application No.	Filing Date	Exelixis Docket No.
[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ]	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 11.5

Bristol-Myers Squibb and Exelixis Enter Global Collaboration on

Two Novel Cancer Programs

Programs include XL184, a Phase III inhibitor of MET, VEGFR2 and RET,

and XL281, a Phase I Inhibitor of RAF Kinase

PRINCETON, New Jersey, and SOUTH SAN FRANCISCO, California – December XX, 2008 – Bristol-Myers Squibb Company (NYSE: BMY) and Exelixis, Inc. (Nasdaq:EXEL) today announced a global collaboration covering two novel cancer programs: Exelixis’ XL184, a small molecule inhibitor of MET, VEGFR2 and RET, which is currently in Phase III development for medullary thyroid cancer, and its associated development program; and Exelixis’ XL281, a small molecule inhibitor of RAF kinase, which is currently in Phase I development for the treatment of patients with advanced solid tumor malignancies, and its associated development program.

Under the terms of the collaboration, Bristol-Myers Squibb agreed to pay Exelixis an upfront cash payment of $195 million for the development and commercialization rights to both programs and to make additional license payments of $45 million in 2009.

The companies have agreed to co-develop XL184. Exelixis will have the option to co-promote XL184 in the United States. The companies will share worldwide development costs and commercial profits on XL184 in the United States. Exelixis will be eligible to receive sales performance milestones of up to $150 million and royalties on sales outside the United States. The clinical development of XL184 will be directed by a joint committee. It is anticipated that Exelixis will conduct a significant portion of clinical development activities through 2010. Exelixis may opt out of the co-development for XL184 in the United States, in which case Exelixis would instead be eligible to receive development and regulatory milestones of up to $295 million, royalties on XL184 product sales worldwide, and sales performance milestones.

Bristol-Myers Squibb will receive an exclusive worldwide license to develop and commercialize XL281. Bristol-Myers Squibb will be responsible for funding all future development. Exelixis is eligible for development and regulatory milestones of up to $315 million, sales performance milestones of up to $150 million and royalties on worldwide sales of XL281.

“For nearly a decade, the foundation for our close collaborations with Exelixis has been a commitment to discover and develop new medicines to help patients prevail over serious disease,” said Elliott Sigal, M.D., Ph.D., executive vice president, chief scientific officer, and president, Research and Development of Bristol-Myers Squibb. “XL184 and XL281 represent significant new opportunities to inhibit the progression of many different tumor types.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

This agreement represents the next pearl in our on-going String of Pearls initiative, designed to accelerate our company’s strategy to transform into a BioPharma leader by blending external scientific innovation with our own internal research and development expertise. Together with Exelixis, we intend to fully explore how these compounds can potentially extend the treatment options of patients with cancer.”

“There have been many attempts to blend the best of big pharma with the best of biotech, and over the years Exelixis and Bristol-Myers Squibb have learned how to do just that. This new collaboration maximizes the capabilities and strengths of each partner and sets the stage for the aggressive development of XL184 and XL281. The collaboration provides the development programs with appropriate resources and positions both compounds to be developed to their full potential in indications with significant commercial potential,” said George Scangos, president and chief executive officer of Exelixis. “Exelixis and Bristol-Myers Squibb are working toward a shared vision of maximizing the potential of these compounds to benefit patients who suffer from numerous types of cancer.”

XL184 provides a novel approach to the treatment of a variety of solid tumors where signaling through MET, VEGFR2 or RET plays an important role in dysregulated tumor growth and progression. XL184 has recently begun a Phase III clinical trials in medullary thyroid cancer, a disease in which RET mutations are found in a large proportion of patients. In addition, clinical trials to exploit the MET and VEGFR2 targeting of XL184 are ongoing in patients with non-small cell lung cancer and glioblastoma. Preclinically, XL184 also exhibits inhibitory activity for MET and VEGFR2 in a variety of breast, colon and brain tumor models.

XL281 is a novel small molecule designed to selectively inhibit RAF kinase, which lies immediately downstream of RAS and is a key component of the RAS/RAF/MEK/ERK kinase signaling pathway. The RAS/RAF/MEK/ERK pathway plays a key role in the transmission of growth-promoting signals downstream of receptor tyrosine kinases. Dysregulation of this pathway plays a pivotal role in the progression of many human tumors, and inhibition of the pathway may be useful in the treatment of cancer. Phase I trials with this molecule are underway in order to select a dose and schedule for Phase II disease-directed trials.

The effectiveness of the agreement is subject to antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary regulatory approvals.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life. For more information visit www.bms.com.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in Phase III, Phase II and Phase I clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, GlaxoSmithKline, Genentech, Wyeth Pharmaceuticals and Daiichi-Sankyo. For more information, please visit the company’s website at http://www.exelixis.com.

Exelixis Forward-Looking Statements

This press release contains forward-looking statements by Exelixis, including, without limitation, statements related to the anticipated closing and Exelixis’ receipt of an upfront cash payment from Bristol-Myers Squibb; potential license and milestone payments by Bristol-Myers Squibb to Exelixis; the companies’ plan to share development costs and commercial profits for XL184 in the United States; Exelixis’ potential receipt of royalties for XL184 products sales; Exelixis’ right to opt out of the co-development and co-promotion of XL184 in the United States and the related impact on potential royalties and milestones; Exelixis’ potential receipt of development, regulatory and sales milestones and royalties on worldwide sales of XL281; and the future funding, development path and commercial and therapeutic potential of XL184 and XL281 and associated compounds. Words such as “will,” “plan,” “eligible,” “may,” “shall,” “intend,” “potential,” “positions” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the potential failure of XL184 and XL281 to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of XL184 and XL281; the uncertainty of the FDA approval process; market competition; and risks related to Exelixis’ dependence on its relationship with Bristol-Myers Squibb. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended September 26, 2008 and Exelixis’ other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Bristol-Myers Squibb Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the clinical trials described in this release will support a regulatory filing or that the products described in this release will receive regulatory approval. There can be no assurance that if approved, the products will be commercially successful. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Bristol-Myers Squibb Company	Exelixis
Media	Media
Jennifer Fron Mauer, 609-252-6579	Soleil Harrison, 650-837-7012
jennifer.mauer@bms.com	cbutler@exelixis.com
or	or
Investors	Investors
John Elicker, 212-546-3775	Charles Butler, 650-837-7277
john.elicker@bms.com	cbutler@exelixis.com

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.